AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 27, 1997
                                                 REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              ---------------------
                                    FORM S-1
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          EARTH AND OCEAN SPORTS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                              ---------------------

        MASSACHUSETTS                                            04-3195264
(STATE OR OTHER JURISDICTION                                      (I.R.S.
    OF INCORPORATION OR                                           EMPLOYER
        ORGANIZATION)                                          IDENTIFICATION
                                    3949                          NUMBER)
                          (PRIMARY STANDARD INDUSTRIAL
                          CLASSIFICATION CODE NUMBER)

                              ---------------------
                                70 AIRPORT ROAD
                          HYANNIS, MASSACHUSETTS 02601
                                 (508) 778-5528
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                              ---------------------
                            JON A. GLYDON, PRESIDENT
                          EARTH AND OCEAN SPORTS, INC.
                                70 AIRPORT ROAD
                          HYANNIS, MASSACHUSETTS 02601
                                 (508) 778-5528
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                              ---------------------

                                    COPY TO:
   EDWIN L. MILLER, JR.,ESQ.                           DAVID F. DIETZ, P.C.
TESTA, HURWITZ & THIBEAULT, LLP                    GOODWIN, PROCTER & HOAR LLP
      125 HIGH STREET                                    EXCHANGE PLACE
  BOSTON, MASSACHUSETTS 02110                      BOSTON, MASSACHUSETTS 02109
      (617)248-7000                                       (617)570-1000

                               ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.
                              ---------------------
    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]


                      CALCULATION OF REGISTRATION FEE

  TITLE OF EACH CLASS             AMOUNT              PROPOSED MAXIMUM         PROPOSED MAXIMUM             AMOUNT OF
 OF SECURITIES TO BE               TO BE             OFFERING PRICE PER            AGGREGATE              REGISTRATION
      REGISTERED                REGISTERED(1)               UNIT(2)             OFFERING PRICE(2)               FEE
Common Stock, $.01 par value   1,581,250 shares              $11.00                 $17,393,750                $ 5,271
Representatives' Warrants      137,500 warrants              $  .01                 $     1,375                $     1
Common Stock issuable
 upon exercise of
 Representatives' Warrants     137,500 shares                $11.00                 $ 1,512,500                $   459
   TOTAL REGISTRATION FEE                                                                                       $5,731

(1) Includes 206,250 shares which the Underwriters have the option to purchase from the Company to cover over allotments, if any.
(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act of 1933.

                              ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

INFORMATION   CONTAINED  HEREIN  IS  SUBJECT  TO  COMPLETION  OR  AMENDMENT.   A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.






                  SUBJECT TO COMPLETION, DATED MARCH 27, 1997

PROSPECTUS

    [LOGO]                     1,375,000 SHARES

                          EARTH AND OCEAN SPORTS, INC.
                                  COMMON STOCK

    The 1,375,000 shares of common stock, par value $.01 per share (the "Common Stock"), offered hereby are being issued and sold by Earth and Ocean Sports, Inc. (the "Company" or "EOS"). Prior to the offering contemplated hereby (the "Offering"), there has been no public market for the Common Stock of EOS. It is currently estimated that the initial public offering price will be in the range of $9.00 to $11.00 per share. For a discussion of the factors to be considered in determining the initial public offering price, see "Underwriting." EOS has applied to list the Common Stock for quotation on the Nasdaq National Market System under the symbol "EOSI."

      THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                  SEE "RISK FACTORS" BEGINNING ON PAGE 6.

                              ---------------------


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
         REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                   PRICE        UNDERWRITING    PROCEEDS TO
                                 TO PUBLIC       DISCOUNT(1)     COMPANY (2)

Per Share                           $             $            $
Total                               $             $            $


(1) Excludes a non-accountable expense allowance equal to one percent (1.0%) of the gross proceeds from the sale of the Common Stock payable to H.C. Wainwright & Co., Inc. and Cruttenden Roth Incorporated, as representatives of the Underwriters (the "Representatives"), and the value of warrants to be issued to the Representatives to purchase a number of shares of Common Stock equal to ten percent (10%) of the number of shares being offered hereby at an exercise price of 150% of the initial public offering price (the "Representatives' Warrants"). The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."

(2) Before deducting expenses of the Offering payable by the Company estimated to be $635,000, including the Representatives' non-accountable expense allowance.

(3) The Company has granted the Underwriters a 30-day option to purchase up to an additional 206,250 shares of Common Stock at the Price to Public less the Underwriting Discount shown above, solely to cover overallotments, if any. If the Underwriters exercise such option in full, the total Price to Public, Underwriting Discount and Proceeds to Company will be $________ , $_______ and $ ______ , respectively. See "Underwriting."

                              ---------------------

     The shares of Common Stock are offered severally by the Underwriters named herein, when, as and if received and accepted by them, subject to their right to reject orders in whole or in part and subject to other conditions. It is expected that delivery of the certificates for the shares of Common Stock will be made against payment therefor through the offices of H.C. Wainwright & Co., Inc., Boston, Massachusetts on or about_______ , 1997.

                              ---------------------


H.C. WAINWRIGHT & CO., INC.                                CRUTTENDEN ROTH
                                                              INCORPORATED

           THE DATE OF THIS PROSPECTUS IS                , 1997.


Inside Front Cover Gatefold:
----------------------------

[Graphics of Company Logo's: Earth and Ocean Sports, Inc. corporate logo, photograph of globe and the following product logo's: A-Tach, B2, R-Lite, Liquid Force, Spiral Fm Wakeboards, Flite and TracTop.]

[Five Action photographs of the Company's wakeboards in use; plus logo's of Liquid Force wakeboards and FM wakeboards]

[Six action photographs of the Company's bodyboards in use; plus B2, A-Tach and Trac-Top product logo's.]




CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING OVERALLOTMENTS, ENTERING OF STABILIZING BIDS, EFFECTING SYNDICATE SHORT COVERING TRANSACTIONS OR IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."
                              ---------------------

    BZ, R-Lite and TracTop are registered trademarks, and A-Tach, FM, Green Cell, High Suction, Liquid Force, Madrid, Spiral, Suction, Super Suction and Wavemaster are trademarks of the Company. All other trademarks or tradenames referred to in this prospectus are the property of their respective owners.


                                       2




                               PROSPECTUS SUMMARY

    The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information, including the financial statements and the notes thereto, appearing elsewhere in this prospectus. Investors should carefully consider the information set forth under the caption "Risk Factors."

                                   THE COMPANY

    The Company is a designer, manufacturer and marketer of branded active sports products. The Company currently offers five brands and over 40 models of bodyboards, two brands and nine models of wakeboards and two brands and over 20 models of snowboards, as well as complementary sports apparel and accessories. In the United States, the Company sells its products primarily through a network of over 100 independent sales representatives working with the Company's internal sales and technical specialists, and internationally through a network of over 30 distributors. The Company's domestic customers include over 1,000 specialty shops, 20 national and regional sporting goods retail chains and over 20 mass merchandisers.

    An increasing number of consumers are participating in active sports, which generally require the purchase of non-team sports products. Active sports products include those currently marketed by the Company -- bodyboards, wakeboards and snowboards -- as well as in-line skates, skateboards, surfboards and similar sports products. Bodyboards are surf riding boards that are shorter, wider, smaller, lighter, more maneuverable and easier to learn than surfboards, and can be used in a much broader range of locations and surf conditions. A bodyboarder rides waves primarily lying prone on the board and is able to complete a variety of aerial maneuvers. Wakeboards are towed behind a boat or personal watercraft and are ridden standing sideways like a surfboard. Wakeboards are more buoyant than water skis and allow the rider to perform a wide range of aerial jumps and acrobatic tricks.

    The typical active sports enthusiast is a "dedicated consumer" who devotes significant time, attention and disposable income to a chosen sport. Active sports enthusiasts frequently become participants in multiple sports that are appropriate for different seasons and spend a significant portion of their recreational budget on active sports equipment. There has been significant recent growth in the active sports industry. The Surf Industry Manufacturing Association projected that an estimated 1.75 million Americans would actively (at least four times) surf in 1996, compared to 1.1 million people in 1992. In addition, the Company believes that wakeboarding is having the same effect on water skiing as snowboarding has had on alpine skiing. According to the Water Sports Industry Association, water ski participants have declined from 13.8 million in 1991 to 11.1 million in 1994, while sales of wakeboards have increased at a compound annual growth rate of 58%. According to Snow Industries America, snowboard unit sales have grown at an annual compound growth rate of 50% from 135,000 units in the 1992-1993 season to 456,000 in the 1995-1996 season.

    The Company implements a multi-sport, multi-brand market segmentation approach in which each product brand is sold only into its designated channel of distribution, thereby protecting the integrity of each brand and the longevity of its unique market position. The Company's multi-brand strategy is to initially develop premium sports products for dedicated consumers, and to subsequently introduce multiple brands with multiple price points and performance characteristics. High, middle and lower range bodyboard brands are marketed to specialty shops, sporting goods retailers and mass merchandisers, respectively. The Company currently markets high and middle range wakeboard and snowboard brands through specialty shops and sporting goods retailers, respectively.

    Unlike many other active sports companies that purchase products for resale, the Company has developed broad process manufacturing expertise and is an integrated manufacturer of all of its own bodyboards, wakeboards and snowboards. In addition, the Company believes that it is the largest manufacturer of bodyboards in the United States. The Company's manufacturing expertise and integrated manufacturing operations have enabled it to be a low cost producer, to become a leader in product innovation, to carefully maintain performance features and quality control, and to quickly respond to market trends and incorporate technological improvements.


                                       3



    The Company has grown through internal product development and through six product line acquisitions since 1993. The Company's growth strategy is to become a leading provider of active sports products in each of its target markets by
(i) identifying growth segments within the active sports industry and entering these markets through either the introduction or acquisition of new products;
(ii) extending the Company's well-recognized brand names into new global markets; (iii) fully utilizing the Company's extensive distribution network through increased product penetration; and (iv) pursuing strategic acquisitions.

    The Company was incorporated in Massachusetts in 1993. Its executive offices are located at 70 Airport Road, Hyannis, Massachusetts 02601, and its telephone number is (508) 778-5528.

                               THE OFFERING

Common Stock offered by
  the Company.............  1,375,000 shares

Common Stock to be
  outstanding after the
  Offering(1).............  3,196,457 shares

Use of proceeds...........  To repay indebtedness to the Company's senior lender and to the principal stockholder, for working capital and other general corporate purposes, and for possible acquisitions.

Proposed Nasdaq National
  Market symbol...........  EOSI


---------------
(1) Excludes (i) 208,214 shares issuable upon the exercise of unvested outstanding employee stock options with a $0.66 weighted average exercise price, (ii) 600,000 shares reserved for issuance upon exercise of options to purchase Common Stock under the Company's employee and outside director stock plans, of which unvested options for 60,000 shares have been granted at an exercise price equal to the initial public offering price, (iii) 237,175 shares reserved for issuance upon exercise of warrants held by the Company's senior lender at an exercise price equal to 90% of the initial public offering price and (iv) 137,500 shares issuable upon exercise of the Representatives' Warrants. See "Management," "Certain Transactions" and "Underwriting."

                       SUMMARY CONSOLIDATED FINANCIAL DATA
                      (In thousands, except per share data)


                                                     FISCAL YEARS ENDED OCTOBER 31,       THREE MONTHS ENDED JANUARY 31,
                                                     ------------------------------       ------------------------------
                                                    1994          1995         1996          1996             1997
                                                    ----          ----         ----          ----             ----
                                                                                                  (UNAUDITED)
STATEMENTS OF OPERATIONS DATA:
  Net sales                                      $    9,144    $   11,372   $   12,404    $    2,029      $     2,875
  Gross profit                                        3,575         4,342        4,819           753              844
  Income (loss) from operations                         456           629          306          (204)            (137)
  Net income (loss)                                      37            58         (291)         (338)            (321)
  Net income (loss) per common and common
   equivalent share(1)                           $     0.02    $     0.03   $    (0.14)   $    (0.17)     $     (0.16)
  Weighted average common and common
   equivalent shares outstanding(1)               2,039,720     2,039,720    2,039,720     2,039,720        2,039,720
  Supplemental net income (loss)(2)                                         $      305                    $      (150)
  Supplemental net income (loss) per common
   and common equivalent share(2)                                           $     0.11                    $     (0.05)
  Supplemental weighted average common and
   common equivalent shares outstanding(3)                                   2,721,891                      2,812,815


                                       4




                                                                                    JANUARY 31, 1997
                                                                        -------------------------------------------
                                                                                                      PRO FORMA AS
                                                                        ACTUAL     PRO FORMA            ADJUSTED(4)(5)
                                                                        ------     ---------            --------
                                                                                            (UNAUDITED)
BALANCE SHEET DATA:
  Cash ........................................................        $     4      $     4           $  5,324
  Working capital (deficit) ...................................           (375)        (375)             9,565
  Total assets ................................................         10,174       10,174             15,344
  Short-term obligations ......................................          4,267        4,267                 84
  Long-term obligations, less current portion .................            345          345                 33
  Subordinated note payable to principal stockholder ..........          3,800        2,050               --
  Stockholders' equity (deficit) ..............................           (664)       1,086             13,239

-------------
(1)  Computed as described in Note 2(j) of Notes to Financial Statements.

(2) Supplemental net income (loss) and net income (loss) per common and common equivalent shares gives effect to (i) the conversion of $1.75 million of subordinated indebtedness to the principal stockholder into 218,750 shares of Common Stock on March 17, 1997 for the periods ended October 31, 1996 and January 31, 1997, and (ii) the use of net proceeds of the Offering to repay $1,189,463 and $2,337,200 at October 31, 1996 and January 31, 1997,
     respectively, to the principal stockholder for all remaining outstanding subordinated indebtedness and accrued interest thereon and to repay $4,839,689 and $4,495,500 at October 31, 1996 and January 31, 1997,
     respectively, to the Company's senior lender as if these events had occurred at the beginning of each period. Supplemental net income (loss) consists of net income (loss) increased or decreased by the effect of reduced interest expense associated with (i) and (ii) above. Supplemental net income (loss) per common and common equivalent shares represents supplemental net income (loss) divided by the supplemental weighted average common and common equivalent shares outstanding.

(3) Supplemental weighted average common and common equivalent shares outstanding consists of the weighted average common and common equivalent shares outstanding plus (i) shares issued upon conversion of $1.75 million of subordinated indebtedness to the principal stockholder into 218,750 shares of Common Stock on March 17, 1997, and (ii) the number of shares of Common Stock issued in the Offering to generate net proceeds, at an assumed initial public offering price of $10.00 share, necessary to repay $2,337,200 of subordinated indebtedness and accrued interest to the principal stockholder and $4,495,500 to the Company's bank.

(4) Presented on a pro forma basis to give effect to (i) the conversion of $1.75 million of subordinated indebtedness to the principal stockholder into 218,750 shares of Common Stock on March 17, 1997 and (ii) the issuance of 109,500 shares valued at $10 per share to CR Management Associates, L.P.(CRM) as consideration amending their Management Agreement.

(5) Adjusted to reflect the sale by the Company of 1,375,000 shares of Common Stock offered hereby at an assumed initial public offering price of $10.00 per share, the receipt of the estimated net proceeds therefrom and the application of the net proceeds to repay $2,337,200 of subordinated indebtedness and accrued interest thereon to the principal stockholder and $4,495,500 to the Company's senior lender.


     Except  as  otherwise  noted  or  the  context  otherwise   requires,   all
information contained in this prospectus (i) assumes no exercise of the Underwriters' overallotment option, (ii) reflects a 750-for-one stock split effected in February 1997, (iii) reflects the conversion of $1.75 million of subordinated indebtedness into 218,750 shares of Common Stock (the "Indebtedness Conversion"), and (iv) reflects the filing of Amended and Restated Articles of Organization prior to the closing of the Offering to effect a 1.684575-for-one stock split (together with the stock split previously effected, the "Stock Splits") of the Company's outstanding Common Stock, to increase the authorized Common Stock, to create an undesignated class of Preferred Stock and to effect certain other changes. See "Description of Capital Stock," "Underwriting" and
Note 11 of Notes to Financial Statements. The Company's fiscal year ends on October 31. All references to fiscal years in this prospectus refer to the fiscal years ending in the calendar years indicated (e.g., fiscal 1996 refers to the fiscal year ended October 31, 1996).


                                       5




                                  RISK FACTORS

    THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE SUBSTANTIAL KNOWN AND UNKNOWN RISKS AND UNCERTAINTIES. WHEN USED IN THIS PROSPECTUS, THE TERMS "ANTICIPATES," "EXPECTS," "ESTIMATES," "BELIEVES" AND SIMILAR TERMS AS THEY RELATE TO THE COMPANY OR ITS MANAGEMENT ARE INTENDED TO IDENTIFY SUCH FORWARD-LOOKING STATEMENTS. THE COMPANY'S ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS MAY DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY SUCH
FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE THOSE DISCUSSED BELOW. IN EVALUATING THE COMPANY'S BUSINESS, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS IN ADDITION TO THE OTHER INFORMATION PRESENTED IN THIS PROSPECTUS.

    Seasonality; Fluctuations in Quarterly Operating Results. Because the substantial majority of the Company's net sales currently are derived from water sports products, sales of the Company's products are generally highly seasonal and dependent on weather conditions. This results in a disproportionately low percentage of the Company's sales occurring in the first and fourth quarters when sales of water sports products are typically lowest. Net sales in the first and fourth quarters of fiscal 1996 accounted for approximately 16.5% and 14.1%, respectively, of net sales for the full year, and the Company incurred operating losses in both such quarters. Because much of the Company's operating expenses are fixed in nature, a decline in net sales relative to internal expectations would have a material adverse effect on the Company's results of operations. In addition, the nature of the Company's business requires it to make relatively large investments in inventory in anticipation of these products' selling seasons, and relatively large investments in receivables during and shortly after such seasons. Moreover, the contraction and expansion of the Company's operations resulting from seasonal demand for the Company's products is difficult to manage efficiently. Apart from seasonal factors and weather conditions, demand for the Company's products fluctuates in response to consumer buying patterns, discretionary spending habits, general economic conditions in the United States and abroad and other factors. The Company's operating results also fluctuate from quarter to quarter as a result of the timing of order shipments and new product introductions. Furthermore, the Company's gross margins will fluctuate with product mix, the timing of product price adjustments and the mix of domestic sales and international sales (which are international distributor-based and consequently have lower gross margins). The Company's operating results for any interim period are not indicative of the results for the entire year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    Industry and Product Concentration. The Company's future success depends significantly on continued growth in the active sports industry. In general, purchases of discretionary sporting goods tend to decline in periods of economic uncertainty, and the popularity of particular sports tends to be cyclical. Moreover, the market for active sports products is characterized largely by image-conscious, brand-driven, young consumers. Consequently, the Company's future success is highly dependent upon its ability to regularly update its products and maintain brand images that are attractive to these consumers. Any failure by the Company to accurately predict and target future trends or to maintain such brand images and products could have a material adverse effect on the Company's business. Additionally, a substantial majority of the Company's current sales are derived from bodyboards and wakeboards. Although the Company has also begun to sell snowboards, the Company's sales of snowboards to date have not comprised a significant portion of the Company's total sales. The Company's sales growth has been attributable in part to its introduction of internally developed wakeboard products and its continuing introduction of a number of bodyboard brands. There can be no assurance that the active sports market will continue to grow generally or with respect to the products currently marketed by the Company, or that the Company will be in a position to take advantage of any future growth opportunities in the active sports market. See "Business -- Industry Background" and "Business -- Products."

    Competition and Product Innovation. The active sports industry is highly competitive, with competition mainly centering on product innovation, performance and styling, brand name recognition, price, marketing and delivery. The Company's historical sales growth has been attributable in part to its


                                       6



ability to introduce new products either through internal development or acquisition. The Company believes that a major factor in its future success will be its ability to continue to develop and acquire in a timely manner innovative new products and brands in anticipation of market trends and to improve its existing products, and there can be no assurance of its ability to do so. Competitors in each of the Company's product lines include companies with greater brand recognition and financial, distribution, marketing and other resources than the Company. In addition, there are no significant capital, technological or manufacturing barriers to entry in the sporting goods markets currently served by the Company. Furthermore, each of these markets faces competition from other sports and leisure activities, and sales of sports and leisure products are affected by changes in consumer preferences, which are difficult to predict. There can be no assurance that competitors will not emerge or rapidly acquire market share in these markets or that these markets will not be adversely effected by increased competition from other sports and leisure activities. See "Business -- Competition."

    Acquisition-Related Risks. The Company may, when and if the opportunity arises, acquire other businesses or product lines that are compatible with the Company's business. The Company may face significant competition from other companies with greater financial resources in pursuing such acquisition candidates. There can be no assurance that the Company will find any suitable acquisition candidates and complete any future acquisitions, or that, with respect to any future acquisitions that may be completed, the Company will be successful in integrating the operations, technologies and products of the acquired companies, in avoiding the diversion of management attention from other business concerns or in conducting operations in markets with which the Company has limited or no prior experience. Moreover, there can be no assurance that the anticipated benefits of an acquisition will be realized. Future acquisitions by the Company could result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities and amortization expenses related to goodwill and other intangible assets, all of which could materially adversely affect the Company. See "Business -- Growth Strategy."

     Manufacturing Risks. The Company manufactures all of its own bodyboards, wakeboards and snowboards. As a manufacturer, the Company continually faces risks regarding the availability and cost of raw materials and labor, the potential need for additional capital equipment, increased maintenance costs, plant and equipment obsolescence, quality control and excess capacity. The Company has manufacturing facilities located in California, which are subject to the risk of earthquakes or other natural disasters. Although the Company maintains business interruption insurance to reduce the potential effect of any such disaster, a disruption in the Company's manufacturing or distribution caused by a natural disaster affecting one of its manufacturing facilities could have a material adverse effect on the Company's financial condition and results of operations. In addition, the Company may need to add production capacity in the future, and there can be no assurance that the Company will be able to add such capacity either on a cost effective basis or in a timely manner. See "Business -- Manufacturing and Suppliers."

    Dependence on Polyethylene Foam and other Component Suppliers. The polyethylene foam used in the Company's products is available from only three suppliers in the United States. The Company has developed a close working relationship with two of these foam suppliers, and has a supply contract with one of these suppliers that expires in June 1998. The Company's future success may depend on its ability to maintain such relationships, concerning which there can be no assurance. During fiscal 1996, one foam supplier experienced a significant interruption in its production and delivery of polyethylene foam, as well as quality problems. As a result of this interruption, the Company sustained a substantial loss of business due to material shortages and having to pay spot market prices. Any future interruption in the Company's ability to obtain adequate supplies of polyethylene foam could have a material adverse effect on the Company's business, financial condition and results of operations. Most component materials other than polyethylene foam are available from a broad range of suppliers in the United States. However, growth in the snowboard industry and other factors have resulted in shortages and, in some cases, price increases in certain raw materials necessary for the production of the Company's products, and such shortages or price increases may recur. At times, the Company has also experienced delays in the receipt of products from its suppliers as a result of shortages in raw materials, including fiberglass and P-Tex. Such shortages and delays could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Manufacturing and Suppliers."


                                       7




     Material Benefit to Principal Stockholders. SSPR, L.P. is the Company's principal stockholder and provided the Company's initial capital, consisting of $150,000 in equity and subordinated debt in the amount of $1.35 million. SSPR, L.P. subsequently advanced a total of $2.6 million in subordinated debt. On March 17, 1997, $1.75 million of the subordinated indebtedness was converted into 218,750 shares of Common Stock. The Company will repay the remaining principal and accrued interest on this subordinated indebtedness (which at March 26, 1997 was $2,580,342) upon completion of the Offering. See "Principal Stockholders." Messrs. Conway and Roth, directors of the Company, are general partners of SSPR, L.P. See "Certain Transactions."

    Risks of International Business. The Company's business is subject to the risks generally associated with doing business internationally, including changes in demand resulting from fluctuations in exchange rates, foreign governmental regulation and changes in economic conditions. These factors, among others, could influence the Company's ability to sell its products in international markets. Unanticipated changes in the value of the U.S. dollar relative to that of certain foreign currencies could have a material adverse effect on the Company's sales or results of operations. These factors have resulted in recent weakness in the Company's sales in Japan, and the Company expects that this weakness will continue. The Company has not engaged, and does not presently intend to engage, in currency hedging activities. In addition, the Company's business is subject to the risks associated with legislation and regulation relating to imports, including quotas, duties or taxes and other charges, restrictions or retaliatory actions on imports to the United States and other countries in which the Company's products are sold or manufactured.

    Product Liability. The Company's products are used in recreational settings involving a high degree of inherent risk. In many cases, users of the Company's products may engage in imprudent or even reckless behavior while using such products, thereby increasing the risk of injury. Although, with one exception, the Company has never been a party to any product liability litigation, the Company may be subject in the future to product liability lawsuits involving serious personal injuries or death allegedly relating to its products. Product liability claims may include allegations of failure to warn, design defects or defects in the manufacturing process. The Company maintains product liability, general liability and excess liability insurance coverage. There can be no assurance that such coverage will continue to be available at a reasonable cost to the Company, that such coverage will be available in sufficient amounts to cover one or more large claims, or that the Company's insurer will not disclaim coverage as to any future claim. The successful assertion of one or more large claims against the Company that exceed available insurance coverage or changes in the Company's insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could have a material adverse effect on the Company's financial condition and results of operations. See "Business -- Legal Proceedings."

    Dependence on Third-Party Selling Efforts. The Company relies on third parties to sell, and in some cases to distribute, its products to retailers. In general, many factors, such as general economic conditions, financial conditions, marketing considerations or governmental regulations may affect the ability of these parties to sell the Company's products, which, in turn, may adversely affect the Company's financial performance. In the United States, the Company uses independent sales representatives who work under contract. Generally, such contracts may be terminated by either party upon ninety days' notice. Internationally, the Company uses distributors under informal arrangements. Several of the Company's international distributors carry and distribute competing product lines. The Company's Japanese distributor accounted for approximately 11.5%, 15.5%, 11.4% and 22% of the Company's net sales in fiscal 1994, 1995 and 1996 and for the three months ended January 31, 1997, respectively. The loss of the services of the Company's Japanese distributor or difficulties encountered with any of the Company's independent sales representatives or distributors would have a material adverse effect on the Company's financial condition and results of operations. See "Business -- Sales and Distribution."

     Limited Protection of Intellectual Property. There are relatively few technological or other barriers to entry into the Company's business, and the Company's products may be replicated by competitors. There can be no assurance that current or future competitors will not offer competing


                                       8




products or products substantially identical to the Company's products at lower prices. Although the Company has patents and patent applications pending in the United States and certain foreign countries and expects to file for patent protection for future innovations, where available, the Company does not believe that its existing patent portfolio affords material protection to its business. The Company relies to a significant extent on both common law and registered trademarks in the United States and certain foreign countries. There can be no assurance that existing or additional trademarks will not be infringed or asserted to be invalid.

    The Company has received from time to time, and may receive in the future, claims from third parties asserting intellectual property rights relating to the Company's products and product features. The Company has received notice from a competitor challenging the Company's right to register its Liquid Force trademark for its wakeboards. The Company believes that it is entitled to such registration. There can be no assurance, however, that the Company will be successful in registering this trademark or that an infringement action will not be brought by this competitor challenging the Company's right to use its Liquid Force trademark. See "Business -- Intellectual Property" and "Business -- Legal Proceedings."

    Dependence on Key Personnel. The Company is highly dependent upon the ability and experience of its senior executives, none of whom have employment agreements with the Company. The loss of the services of any of the Company's executive officers could adversely affect the Company's ability to conduct its operations. Furthermore, the market for key personnel in the active sports industry is highly competitive. There can be no assurance that the Company will be able to attract and retain key personnel with the skills and expertise necessary to manage its business in the future.

    Liquidity. The Company from time-to-time has been in violation of certain operating covenants under its credit facilities. The Company intends to repay amounts outstanding under its existing credit facilities with a portion of the net proceeds of the Offering. There can be no assurance, however, that in the future the Company will be able to obtain credit on favorable terms. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

    Potential Adverse Impact of Environmental Regulations. The Company is subject to federal, state and local governmental regulations relating to the storage, use, discharge and disposal of toxic, volatile or otherwise hazardous chemicals used in its manufacturing process. There can be no assurance that changes in environmental regulations or in the kinds of raw materials used by the Company will not impose the need for additional capital equipment or other requirements. Any failure by the Company to control the use of, or adequately restrict the discharge of, hazardous substances under present or future regulations could subject it to substantial liability or could cause its manufacturing operations to be suspended. Such liability or suspension of manufacturing operations could have a material adverse effect on the Company's results of operations. See "Business -- Environmental and Regulatory Matters."

    No Prior Public Market; Offering Price; Possible Volatility of Stock Price. Prior to the Offering, there has been no public market for the Common Stock, and there can be no assurance that an active trading market will develop or be sustained after completion of the Offering. The initial public offering price of the shares offered hereby will be determined by negotiation among the Company and the representatives of the Underwriters. See "Underwriting" for a description of the factors to be considered in determining the initial public offering price. Following the completion of the Offering, future announcements concerning the Company or its competitors, quarterly variations in operating results, the introduction of new products or changes in product pricing policies by the Company or its competitors, weather patterns that may be perceived to affect the demand for the Company's products, changes in earnings estimates by analysts or changes in accounting policies, among other factors, could cause the market price of the Common Stock to decline, perhaps substantially. In addition, stock markets in general and the Nasdaq National Market in particular have experienced extreme price and volume fluctuations, which have particularly affected the market prices of securities of many smaller public companies for reasons frequently unrelated to the operating performance of such companies. See "Underwriting."


                                       9



    Effective Control by Principal Stockholders. After giving effect to the sale of the shares of Common Stock offered hereby, SSPR, L.P., Mr. Glydon and the other members of management of the Company will beneficially own in the aggregate over 50% of the outstanding shares of Common Stock. As a result, these stockholders will have the ability to control or exert significant influence over the outcome of fundamental corporate transactions requiring stockholder approval, including mergers and sales of assets and the election of the members of the Company's Board of Directors. See "Certain Transactions," "Principal Stockholders" and "Shares Eligible for Future Sale."

    Potential Adverse Impact of Shares Eligible for Future Sale. Sales of substantial amounts of Common Stock in the public market following the Offering could adversely affect the market price of the Common Stock. In addition to the 1,375,000 shares of Common Stock offered hereby, substantially all of the shares of Common Stock owned by current stockholders of the Company will be eligible for sale in accordance with Rule 144 or Rule 701 beginning 90 days after the date of this Prospectus. However, holders of all of such shares have agreed not to offer, sell or otherwise dispose of any shares of Common Stock owned by them for 180 days from the date of this Prospectus without the prior written consent of H.C. Wainwright & Co., Inc. In addition, SSPR, L.P. and the Company's senior lender, which owns a warrant to purchase shares of Common Stock, have the right in certain circumstances to require the Company to register their shares under the Securities Act for resale to the public. Sales of substantial amounts of the Common Stock (including through the issuance of such shares in connection with future acquisitions), or the availability of such shares for sale, may adversely affect the prevailing market price for the Common Stock and could impair the Company's ability to obtain additional capital through an offering of its equity securities. See "Description of Capital Stock," "Shares Eligible for Future Sale" and "Underwriting."

     Potential Adverse Impact of Issuance of Preferred Stock; Antitakeover Effect of Charter and Bylaw Provisions and Massachusetts Law. The Company's Board of Directors has the authority to issue up to 500,000 shares of Preferred Stock and to fix the rights, preferences, privileges and restrictions of such shares without any further vote or action by the Company's stockholders. Although the Company has no current plans to issue shares of Preferred Stock, the potential issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company, may discourage bids for the Common Stock at a premium over the market price of the Common Stock and may adversely affect the market price of, and the voting and other rights of the holders of, Common Stock. In addition, certain provisions of the Company's corporate charter and bylaws and of Massachusetts law may be deemed to have an anti-takeover effect and may discourage takeover attempts not first approved by the Board of Directors (including takeovers which certain stockholders may deem to be in their best interests). See "Description of Capital Stock."

    Absence of Dividends. The Company has never declared or paid cash dividends on the Common Stock and does not anticipate paying cash dividends in the foreseeable future. In addition, the terms of the Company's credit facility with its bank prohibit the payment of dividends. Furthermore, any future decision with respect to dividends will depend on future earnings, future capital needs and the Company's operating and financial condition, among other factors.

     Dilution. The Offering involves immediate and substantial dilution to new investors in the net tangible book value per share of their Common Stock. At the assumed initial public offering price of $10 per share, investors in the Offering will incur dilution of $6.18 per share. At March 31, 1997, 208,214 shares of Common Stock were subject to outstanding stock options at a $0.66 weighted average exercise price. To the extent these options and certain outstanding warrants are exercised, further dilution may be experienced. See "Dilution."


                                       10



                                 USE OF PROCEEDS

    The net proceeds to the Company from the sale of the 1,375,000 shares of Common Stock offered hereby (at an assumed initial public offering price of $10.00 per share, after deducting the estimated underwriting discount and offering expenses) are estimated to be $12,152,500 ($14,050,000 if the Underwriters' overallotment option is exercised in full).

    The Company intends to use the net proceeds of the Offering to repay its outstanding indebtedness to its senior lender ($6,100,000 at March 26, 1997) and its outstanding indebtedness ($2,580,342 at March 26, 1997), including accrued interest, to its principal stockholder, SSPR, L.P., and for working capital and general corporate purposes. The Company's credit facilities are described under "Management's Discussion and Analysis of Financial Condition and Results of Operations -- New Credit Facilities." The indebtedness to SSPR, L.P. is represented by demand notes with interest at 10%.

    In addition, the Company considers on a continuing basis potential acquisitions of technologies, businesses or product lines complementary to the Company's business and may use a portion of the net proceeds for such acquisitions. The Company has no present understandings, agreements or commitments with respect to any such acquisitions.

    Pending such uses, the Company expects to invest the net proceeds in short-term, investment grade, interest-bearing securities.

                              DIVIDEND POLICY

    The Company has never declared or paid cash dividends on its Common Stock. The Company currently intends to retain any earnings for use in its business and does not anticipate paying any cash dividends on its capital stock in the foreseeable future. In addition, the Company's loan agreement with its commercial bank prohibits the payment of cash dividends.


                                       11





                                 CAPITALIZATION

    The following table sets forth, as of January 31, 1997, the capitalization of the Company stated on a pro forma basis to reflect the Stock Splits, the Indebtedness Conversion, the filing of Amended and Restated Articles of Organization and the issuance of 109,500 shares of Common Stock to CR Management Associates, L.P.("CRM") and stated on a pro forma as adjusted basis to reflect the sale by the Company of the 1,375,000 shares of Common Stock offered hereby at an assumed initial public offering price of $10.00 per share and the application of the net proceeds of the Offering as described in "Use of Proceeds." The information in this table is qualified by, and should be read in conjunction with, the financial statements and the notes thereto appearing elsewhere in this prospectus.


                                                                                 JANUARY 31, 1997
                                                                                 ----------------
                                                                                             PRO FORMA AS
                                                                         PRO FORMA(1)          ADJUSTED(2)
                                                                         ---------              --------
                                                                       (IN THOUSANDS EXCEPT PER SHARE DATA)
Short-term obligations                                                      $ 4,267            $     84
                                                                            =======            ========
Long-term obligations                                                       $   345                  33
Subordinated note to principal stockholder                                    2,050                 --
Stockholders' equity:
   Preferred Stock, $.01 par value, 500,000 shares authorized, no
     shares issued or outstanding                                               --                  --
   Common Stock, $.01 par value, 15,000,000 shares authorized;
     1,821,457 shares issued and outstanding, pro forma;
     3,196,457 shares issued  and outstanding, pro forma as
     adjusted (1),(2),(3)                                                        18                  32
   Additional paid-in capital                                                 2,979              15,118
   Accumulated deficit                                                       (1,911)             (1,911)
                                                                             ------              ------
       Total stockholders' equity                                             1,086              13,239
                                                                              -----              ------
         Total capitalization                                               $ 3,481             $13,272
                                                                            =======             =======

---------------
(1) Presented on a pro forma basis to give effect to (i) the conversion of $1.75 million of subordinated indebtedness to the principal stockholder into 218,750 shares of Common Stock on March 17, 1997 and (ii) the issuance of 109,500 shares to CRM as consideration for amending the management agreement upon consummation of the Offering.

(2) Adjusted to reflect the sale by the Company of 1,375,000 shares of Common Stock offered hereby at an assumed initial public offering price of $10.00 per share, and the application of the net proceeds as described in "Use of Proceeds."

(3) Excludes (i) 208,214 shares issuable upon the exercise of unvested outstanding employee stock options with a $0.66 weighted average exercise price, (ii) 600,000 shares reserved for issuance upon exercise of options to purchase Common Stock under the Company's employee and outside director stock plans, of which unvested options for 60,000 shares have been granted at an exercise price equal to the initial public offering price, (iii) 237,175 shares reserved for issuance upon exercise of warrants held by the Company's senior lender at an exercise price equal to 90% of the initial public offering price and (iv) 137,500 shares issuable upon exercise of the Representatives' Warrants. Includes 109,500 shares to be issued to CRM upon consummation of the Offering. See "Management," "Certain Transactions" and "Underwriting."

                                       12




                                    DILUTION

    The pro forma net tangible book value of the Company at January 31, 1997 was $(93,320), or ($0.05) per share of Common Stock. Pro forma net tangible book value per share represents the amount of total tangible assets less total liabilities after giving effect to (i) the conversion of $1.75 million of subordinated indebtedness to principal stockholder into 218,750 shares of Common Stock that occurred on March 17, 1997 and (ii) the issuance of 109,500 shares of Common Stock to CRM (as described in "Certain Transactions") divided by the total number of shares of Common Stock outstanding on a pro forma basis. After giving effect to the sale of the 1,375,000 shares of Common Stock offered by the Company hereby, at an assumed initial public offering price of $10.00 per share and after deducting the estimated underwriting discount and offering expenses, the pro forma net tangible book value of the Company at January 31, 1997 would have been $12,209,180, or $3.82 per share of Common Stock. This represents an immediate increase in such pro forma net tangible book value of $3.87 per share to existing stockholders and an immediate dilution of $6.18 per share to investors purchasing shares in the Offering. The following table illustrates this per share dilution:

 Assumed initial public offering price per share                                  $10.00

   Pro forma net  tangible  book value per share  before  the
     Offering                                                         $ (0.05)
   Increase in net tangible book value per share attributable to
     new investors                                                       3.87
                                                                         ----
Pro forma net tangible book value per share after the Offering                      3.82
                                                                                    ----

Dilution per share to new investors                                                $6.18
                                                                                   =====

    The following table sets forth, as of March 26, 1997, on a pro forma basis giving effect to the issuance of 109,500 shares of Common Stock to CRM (as described in "Certain Transactions"), the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company, and the average price paid per share by existing stockholders and to be paid by the purchasers of the shares offered by the Company hereby (at an assumed initial public offering price of $10.00 per share and before deducting the estimated underwriting discount and offering expenses):


                                              SHARES PURCHASED     TOTAL CONSIDERATION
                                              ----------------     -------------------
                                                                                           AVERAGE
                                                                                            PRICE
                                              NUMBER    PERCENT      AMOUNT     PERCENT   PER SHARE
                                              ------    -------      ------     -------   ---------
Existing stockholders                       1,821,457     57.0%   $ 1,902,298     12.2%     $ 1.04
New investors                               1,375,000     43.0%    13,750,000     87.8%     $10.00
                                            ---------     ----     ----------     ----
   Total                                    3,196,457    100.0%   $15,652,298    100.0%
                                            =========    =====    ===========    =====

    The foregoing tables assume no exercise of the Underwriters' overallotment option. The foregoing tables exclude 208,214 shares of Common Stock issuable upon exercise of outstanding employee stock options with a $0.66 weighted average exercise price, and 237,175 shares issuable upon exercise of a warrant held by the Company's senior lender with an exercise price equal to 90% of the initial public offering price. To the extent these options and warrant are exercised, there will be further dilution to new investors. The foregoing tables include 109,500 shares to be issued to CRM as consideration for amending the management agreement upon consummation of the Offering. See "Capitalization."


                                       13



                             SELECTED FINANCIAL DATA

The following table sets forth for the periods indicated selected financial data of the Company. The statement of operations data for the year ended October 31, 1996 and the balance sheet data as of October 31, 1996 have been derived from the Company's financial statements audited by Arthur Andersen LLP, independent public accountants, which are included elsewhere in this prospectus. The statement of operations data for the years ended October 31, 1994 and 1995 and the balance sheet data as of October 31, 1995 have been derived from financial statements audited by Richard A. Eisner & Company, LLP, independent public accountants, which are included elsewhere in this prospectus. The statement of operations data for the period from inception (July 13, 1993) to October 31, 1993 and the balance sheet data as of October 31, 1993 and 1994 have been derived from financial statements audited by Richard A. Eisner & Company, LLP, not included in this prospectus. The selected financial data as of January 31, 1997 and for the three months ended January 31, 1996 and 1997 have been derived from the Company's unaudited financial statements which have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the three months ended January 31, 1997 are not necessarily indicative of the results to be expected for the year. This data is qualified by the more detailed financial statements and notes thereto included elsewhere in this prospectus and should be read in conjunction therewith and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere herein.


                                                                         FISCAL YEARS ENDED               THREE MONTHS ENDED
                                                                             OCTOBER 31,                      JANUARY 31,
                                                                             -----------                      -----------
                                               PERIOD FROM
                                                INCEPTION
                                            (JULY 13, 1993 TO
                                            OCTOBER 31, 1993)      1994         1995         1996         1996          1997
                                            -----------------      ----         ----         ----         ----          ----
                                                                                                              (UNAUDITED)
                                                                   (IN THOUSANDS, EXCEPT SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
Net sales                                       $    1,641      $    9,144   $   11,372   $   12,404   $    2,029    $     2,875
Cost of goods sold                                   1,148           5,569        7,030        7,585        1,276          2,031
                                                ----------      ----------   ----------   ----------   ----------    -----------
Gross profit                                           493           3,575        4,342        4,819          753            844
Operating expenses:
   Product development and engineering                  --             188          236          338           68            153
   Selling and marketing                               249           1,634        1,898        2,704          534            501
   General and administrative                          266             797          898          938          190            285
   Amortization of intangible assets                   170             500          681          533          165             43
                                                ----------      ----------   ----------   ----------   ----------    -----------
       Total operating expenses                        685           3,119        3,713        4,513          957            981
                                                ----------      ----------   ----------   ----------   ----------    -----------
Income (loss) from operations                         (192)            456          629          306         (204)          (137)
Interest expense                                       (80)           (439)        (555)        (597)        (134)          (184)
                                                ----------      ----------   ----------   ----------   ----------    -----------
Income (loss) before provision (benefit)
  for income taxes                                    (272)             17           74         (291)        (338)          (321)
Provision (benefit) for income taxes                    --             (20)          16           --           --             --
                                                ----------      ----------   ----------   ----------   ----------    -----------
Net income (loss)                               $     (272)     $       37  $        58  $      (291)  $     (338)   $      (321)
                                                ==========      ==========  ===========  ===========   ==========     ===========
Net income (loss) per common and common
  equivalent share                              $    (0.13)     $     0.02   $     0.03   $    (0.14)  $    (0.17)   $     (0.16)
                                                ==========      ==========   ==========   ==========   ==========    ===========

Weighted average common and common equivalent
  shares outstanding(1)                          2,039,720       2,039,720    2,039,720    2,039,720    2,039,720      2,039,720
                                                 =========       =========    =========    =========    =========      =========
Supplemental net income (loss)(2)                                                         $      305                 $      (150)
                                                                                          ==========                 ===========
Supplemental net income (loss) per common
  and common equivalent share(2)                                                          $     0.11                 $     (0.05)
                                                                                          ==========                 ===========
Supplemental weighted average common and
  common equivalent shares outstanding(3)                                                  2,721,891                   2,812,815
                                                                                           =========                   =========

                                       14




                                                                     OCTOBER 31,                 JANUARY 31, 1997
                                                           --------------------------------    ---------------------
                                                           1993     1994     1995     1996     ACTUAL       PROFORMA(4)
                                                           ----     ----     ----     ----     ------       --------
                                                                                                    (UNAUDITED)
                                                                                                    -----------
BALANCE SHEET DATA:
  Cash                                                    $    6  $    33  $    34  $     8   $     4      $     4
  Working capital (deficit)                                 (272)    (364)    (496)    (964)     (375)        (375)
  Total assets                                             4,479    5,414    6,234    9,665    10,174       10,174
  Short-term obligations                                   1,595    2,255    2,685    4,425     4,267        4,267
  Long-term obligations, less current portion                767      556      434      539       345          345
  Subordinated note payable to principal stockholder       1,775    1,775    1,775    2,700     3,800        2,050
  Stockholders' equity (deficit)                            (149)    (113)     (54)    (343)     (664)       1,086


-----------
(1)  Computed as described in Note 2(j) of Notes to Financial Statements.

(2) Supplemental net income (loss) and net income (loss) per common and common equivalent shares gives effect to (i) the conversion of $1.75 million of subordinated indebtedness to the principal stockholder into 218,750 shares of Common Stock on March 17, 1997 for the periods ended October 31, 1996 and January 31, 1997 and (ii) the use of net proceeds of the Offering to repay $1,189,463 and $2,337,200 at October 31, 1996 and January 31, 1997,
     respectively, to the principal stockholder for all remaining outstanding subordinated indebtedness and accrued interest thereon and to repay $4,839,689 and $4,495,500 at October 31, 1996 and January 31, 1997,
     respectively, to the Company's senior lender as if these events had occurred at the beginning of each period. Supplemental net income (loss) consists of net income (loss) decreased by the effect of reduced interest expense associated with (i) and (ii) above. Supplemental net income (loss) per common and common equivalent shares represents supplemental net income
     (loss) divided by supplemental weighted average common and common equivalent shares outstanding.

(3) Supplemental weighted average common and common equivalent shares outstanding consists of the weighted average common and common equivalent shares outstanding plus (i) shares issued upon conversion of $1.75 million of subordinated indebtedness to the principal stockholder into 218,750 shares of Common Stock on March 17, 1997 and (ii) the number of shares of Common Stock issued in the Offering (1,375,000 shares) to generate $12,152,500 in net proceeds, at an assumed initial public offering price of $10 per share, necessary to repay $2,337,200 of subordinated indebtedness and accrued interest thereon to the principal stockholder and $4,495,500 to the Company's senior lender.

(4) Presented on a pro forma basis to give effect to the conversion of $1.75 million of subordinated indebtedness to the principal stockholder into 218,750 shares of Common Stock upon the consummation of the Offering.


                                       15



                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    The Company is a designer, manufacturer and marketer of branded active sports products. The Company currently offers five brands and over 40 models of bodyboards, two brands and nine models of wakeboards and two brands and over 20 models of snowboards, as well as complementary sports apparel and accessories. The Company was formed in July 1993 through the acquisition of the BZ bodyboard product line from Packaging Industries, Inc. The Company has grown through internal product development as well as through the acquisition of additional product lines. The Company began selling snowboards in fiscal 1994 as a distributor of two European snowboard brands and, through the acquisition of the Spiral brand, began manufacturing snowboards in 1996. The Company developed its own line of wakeboards and began manufacturing and selling wakeboards in fiscal 1996. The Company markets apparel, accessories and other products which leverage the name recognition of its core products as well as its expertise in the use of certain materials. The Company also markets spa covers, kickboards, exercise mats and other products which leverage its knoweledge of foam materials.

    The components of the Company's net sales by product line are as follows:


                                                                             THREE MONTHS ENDED
                                      FISCAL YEAR ENDED OCTOBER 31,              JANUARY 31,
                                      -----------------------------              -----------
         PRODUCT LINE               1994          1995          1996         1996          1997
         ------------               ----          ----          ----         ----          ----
                                                                                 (UNAUDITED)
                                                                                 -----------
Bodyboards                       $7,408,000   $ 7,771,000   $ 6,809,000   $1,282,000   $ 1,071,000
Snowboards                          111,000       926,000       873,000      130,000       221,000
Wakeboards(1)                            --            --     1,517,000       71,000       553,000
Accessories                       1,146,000     1,900,000     1,726,000      366,000       608,000
Other                               479,000       775,000     1,479,000      180,000       422,000
                                    -------       -------     ---------      -------       -------
                                 $9,144,000   $11,372,000   $12,404,000   $2,029,000    $2,875,000
                                 ==========   ===========   ===========   ==========    ==========


===========
(1) Includes bindings


    Cost of goods sold consists of materials, labor and manufacturing overhead. The Company manufactures bodyboards in two leased facilities in California. The cost of bodyboards is substantially impacted by the Company's ability to receive favorable pricing for the primary component, polyethylene foam. The Company began manufacturing snowboards and wakeboards in its Kirkland, Washington facility in fiscal 1996. The Company was able to convert this facility from snowboard manufacturing to wakeboard and snowboard manufacturing. The Company's ability to manufacture both snowboards and wakeboards at this facility enables it to spread the fixed cost of this facility over a larger number of production units thereby reducing its per board manufacturing costs. Prior to establishing its manufacturing facility, the Company purchased snowboards from contract manufacturers for resale.

    Gross profit varies by brand and by channel of distribution. Accordingly, gross margin will vary each period depending on both the sales mix by brand and by channel of distribution.

    Product development and engineering expense consists of costs incurred to develop, design and engineer new products and product enhancements. These costs consist primarily of salary and related costs and outside consultant costs.

    The Company sells its products in the United States primarily through a network of independent sales representatives. Internationally, the Company sells its products through a network of independent local distributors. Selling and marketing expense includes costs incurred by the Company to establish brand identity and support its brands in the market. The Company also incurs expenses to support its sales representatives and distributors. These expenses include the cost of internal sales and marketing personnel, advertising in dedicated consumer magazines, sponsorship and attendance at major industry trade shows and sponsorship of professional team riders.


                                       16



    General and administrative expense consists of salaries and related costs of finance and administrative personnel, computer and communication costs, liability insurance and management fees to CR Management Associates, L.P.
("CRM"). CRM is an affiliate of the Company's principal stockholder, and provides the Company with various management consulting services, including assistance in strategic planning, sales and marketing, acquisition strategy and implementation, and financial and treasury planning. Management believes that the consulting fees paid to CRM are comparable to those that would be payable to an unaffiliated third party. The Company has, from time-to-time, used the services of up to five employees of CRM. Upon the consummation of the Company's proposed initial public offering, the agreement with CRM will be amended to provide for a fixed term and an annual fee cap of $300,000. CRM will receive 109,500 shares of Common Stock as compensation for this amendment. Upon consummation of the proposed initial public offering, the Company will record a noncash charge of $1,095,000 representing the fair market value of the securities to be issued to CRM.

    Amortization of intangible assets consists of the write-off of intangible assets over their estimated useful lives of 3-15 years (see Note 2(g) of Notes to Financial Statements). The intangible assets were acquired as part of the acquisition of the Company in 1993 and from subsequent product line acquisitions. Based upon intangible asset balances as of October 31, 1996, the Company expects amortization expense related to these intangibles to decrease in future periods.

    The Company experiences seasonal fluctuations in its operating results. In fiscal 1996 the Company generated approximately 70% of its net sales from water sports products. Sales of water sports products occur principally in the second and third fiscal quarters. Because much of the Company's operating expenses are fixed, seasonal fluctuations in net sales have resulted in operating losses in certain quarters. The Company has historically incurred an operating loss in the first and fourth quarters due to lower net sales from water sports products. The Company also experiences fluctuations in its operating results due to weather conditions.

RESULTS OF OPERATIONS

The following table sets forth certain financial data for the periods indicated as a percentage of net sales:

                                                         FISCAL YEAR ENDED     THREE MONTHS ENDED
                                                            OCTOBER 31,            JANUARY 31,
                                                            -----------            -----------
                                                       1994     1995    1996     1996       1997
                                                       ----     ----    ----     ----       ----
                                                                                   (UNAUDITED)
STATEMENTS OF OPERATIONS DATA:
Net sales                                              100.0%  100.0%  100.0%   100.0%     100.0%
Cost of goods sold                                      60.9    61.8    61.1     62.9       70.7
                                                        ----    ----    ----     ----       ----
Gross profit                                            39.1    38.2    38.9     37.1       29.3
Operating expenses:
   Product development and engineering                   2.0     2.1     2.7      3.3        5.3
   Selling and marketing                                17.9    16.7    21.8     26.3       17.4
   General and administrative                            8.7     7.9     7.6      9.4        9.9
   Amortization of intangible assets                     5.5     6.0     4.3      8.2        1.5
                                                         ---     ---     ---      ---        ---
   Total operating expenses                             34.1    32.7    36.4     47.2       34.1
                                                        ----    ----    ----     ----       ----
Income loss from operations                              5.0     5.5     2.5    (10.1)      (4.8)
Interest expense                                        (4.8)   (4.9)   (4.8)    (6.6)      (6.4)
                                                         ---     ---    ----    -----      -----
Income (loss) before provision (benefit) for
  income taxes                                           0.2     0.6    (2.3)   (16.7)     (11.2)
Provision (benefit) for income taxes                     0.2     0.1     --      --         --
                                                         ---     ---    ----    -----      -----
Net income (loss)                                        0.4%    0.5%   (2.3)%  (16.7)%    (11.2)%
                                                         ===     ===    ====    =====      =====

Fiscal Quarter Ended January 31, 1997 compared to Fiscal Quarter Ended January 31, 1996

    Net sales. Net sales increased 41.7% to $2,875,000 in the first quarter of fiscal 1997 from $2,029,000 in the first quarter of fiscal 1996. The increase of $846,000 was primarily due to increased sales of the Company's wakeboards, accessories and other product categories, partially offset by a 16.5% decline in the sale of bodyboards. Bodyboard sales were negatively impacted by the Company's decision to effect certain strategic realignments among three of its distributors during the first quarter of fiscal 1997. Net sales for the


                                       17



first quarter of 1997 included approximately $200,000 in sales of two discontinued brands of snowboards which the Company had previously purchased for resale prior to establishing its own snowboard manufacturing facility in Kirkland, Washington.

    Gross profit. Gross profit increased 12.1% to $844,000 in the first quarter of fiscal 1997 from $753,000 in the first quarter of fiscal 1996. The increase of $91,000 was primarily due to higher net sales for the period. Gross profit for the first quarter of fiscal 1997 as a percentage of net sales was 29.3% compared to 37.1% in the first quarter of fiscal 1996. The decrease in gross profit as a percentage of net sales was partially due to the lower margins realized on the close-out sales of imported snowboards. In addition, the decline in bodyboard sales caused the Company to scale back levels of production at its Madera and Oceanside, California manufacturing facilities. The lower production rates resulted in idle manufacturing capacity and unfavorable manufacturing variances during the first quarter of fiscal 1997.

    Product development and engineering. Product development and engineering expense increased 125% to $153,000 in the first quarter of fiscal 1997 from $68,000 in the first quarter of fiscal 1996. The increase of $85,000 was primarily due to design costs for new wakeboard products and start-up expense for the Company's new multi-product manufacturing facility in Orlando, Florida.

    Selling and marketing. Selling and marketing expenses were $501,000 in the first quarter of fiscal 1997 as compared to $534,000 in the first quarter of fiscal 1996. As a percentage of net sales, selling and marketing expenses decreased to 17.4% in the first quarter of fiscal 1997 as compared to 26.3% in the first quarter of fiscal 1996. The decrease in selling and marketing expenses as a percentage of net sales was primarily the result of higher net sales for the first quarter of fiscal 1997.

    General and administrative. General and administrative expenses increased 50.0% to $285,000 in the first quarter of fiscal 1997 from $190,000 in the first quarter of fiscal 1996. The $95,000 increase in general and administrative expense was primarily due to increases in payroll and related benefits as the Company continued to expand its administrative capabilities to manage the growth of the business.

    Amortization of intangible assets. Amortization of intangible assets in the first quarter of fiscal 1997 was $43,000, a decrease of $122,000 from $165,000 of amortization expense for the first quarter of fiscal 1996. The decrease was primarily due to certain intangible assets which were acquired in July 1993 becoming fully amortized during fiscal 1996.

    Interest expense. Interest expense increased 37.3% to $184,000 in the first quarter of fiscal 1997 from $134,000 in the first quarter of fiscal 1996. The increase of $50,000 was primarily due to higher average debt borrowings in the first quarter of fiscal 1997 as compared to the first quarter of fiscal 1996.

Fiscal Year Ended October 31, 1996 compared to Fiscal Year Ended October
31, 1995

    Net sales. Net sales increased 9.1% to $12,404,000 in fiscal 1996 from $11,372,000 in fiscal 1995. The increase of $1,032,000 in fiscal 1996 was primarily the result of wakeboard product sales which began in 1996. Sales of bodyboard products decreased in fiscal 1996 from fiscal 1995 primarily due to the Company's inability to fill certain orders as a result of delays in receiving raw material from its principal foam supplier. This supplier experienced problems in manufacturing commencing in March 1996. This delay prevented the Company from meeting shipment targets and resulted in the cancellation of a significant number of customer orders. The Company has submittted a claim to its business interruption insurance carrier with respect to losses incurred as a result of this delay, although there can be no assurance that the Company will succeed in recovering such losses under this claim. Bodyboard and snowboard sales in 1996 were also negatively impacted by the increased strength of the U.S. Dollar against the Japanese Yen and French Franc. Product sales to the Company's Japanese and French distributors are denominated in U.S. Dollars. Sales of other products increased in fiscal 1996 from fiscal 1995 primarily due to an increase of approximately $430,000 in sales of camp and exercise mats and the receipt of $250,000 of royalties from the license of the Company's trademark for use in certain merchandise.

    Gross profit. Gross profit increased 11% to $4,819,000 in fiscal 1996 from $4,342,000 in fiscal 1995. The increase of $477,000 in fiscal 1996 was primarily due to an increase in net sales. Gross profit as a percentage of net sales was 38.9% in fiscal 1996 as compared to 38.2% in fiscal 1995. The increase in gross profit as a percentage of net sales was primarily due to an increase, as a percentage of total net sales, in higher margin wakeboard and other product sales and the $250,000 license fee discussed above.


                                       18



    Product development and engineering. Product development and engineering expense increased 43.2% to $338,000 in fiscal 1996 from $236,000 in fiscal 1995. The increase of $102,000 was primarily due to the development of wakeboard products that were first introduced in the second quarter of fiscal 1996.

    Selling and marketing. Selling and marketing expense increased 42.4% to $2,704,000 in fiscal 1996 from $1,899,000 in fiscal 1995. The increase of $805,000 was primarily due to selling and marketing expense related to the introduction of wakeboard products in fiscal 1996. In addition, snowboard selling and marketing expense increased in fiscal 1996 from fiscal 1995 due primarily to the introduction of team rider sponsorships. Selling and marketing expense increased to 21.8% of net sales in fiscal 1996 from 16.7% of net sales in fiscal 1995.

    General and administrative. General and administrative expense was $938,000 in fiscal 1996 and $898,000 in fiscal 1995. The Company has made a concerted effort to control general and administrative expense despite the growth in sales. The increase of $40,000 was due primarily to an increase in payroll and related costs and professional fees. General and administrative expense decreased to 7.6% of net sales in fiscal 1996 from 7.9% of net sales in fiscal 1995.

    Amortization of intangible assets. Amortization of intangible assets decreased 21.9% to $532,000 in fiscal 1996 from $681,000 in fiscal 1995, a decrease of $149,000. The decrease in amortization expense resulted primarily from a non-compete agreement becoming fully amortized during 1996.

    Interest expense. Interest expense increased 7.6% to $597,000 in fiscal 1996 from $555,000 in fiscal 1995. The increase of $42,000 is primarily due to an increase in average borrowings in 1996 from 1995.

    Income tax expense. The Company had no federal or state income tax expense in fiscal 1996 as it generated a net loss. In fiscal 1995, the Company had a state income tax provision but had no federal tax liability due to the use of net operating loss carryforwards.

Fiscal year Ended October 31, 1995 Compared To Fiscal Year Ended October
31, 1994

    Net sales. Net sales increased 24.4% to $11,372,000 in fiscal 1995 from $9,144,000 in fiscal 1994. The increase of $2,228,000 in fiscal 1995 was primarily the result of snowboard product sales which began in 1995 through the acquisition of the Spiral brand. Sales of accessories, and other products also increased in fiscal 1995 from fiscal 1994 principally due to a full year's sales of TracTop accessories.

    Gross profit. Gross profit increased 21.5% to $4,342,000 in fiscal 1995 from $3,575,000 in fiscal 1994. The increase of $767,000 in fiscal 1995 was primarily due to an increase in net sales. Gross profit as a percentage of net sales was 38.2% in fiscal 1995 as compared to 39.1% in fiscal 1994. The decrease in gross profit percentage in fiscal 1995 was due primarily to the introduction of snowboards in 1995 which generated a lower gross margin percentage than bodyboards.

    Product development and engineering. Product development and engineering expense increased 25.5% to $236,000 in fiscal 1995 from $188,000 in fiscal 1994. The increase of $48,000 was primarily due to the hiring of bodyboard team riders in fiscal 1995 who expend a certain percentage of their efforts in product development.

    Selling and marketing. Selling and marketing expense increased 16.2% to $1,899,000 in fiscal 1995 from $1,634,000 in fiscal 1994. The increase of $265,000 was primarily due to selling and marketing expense related to snowboard products first introduced in fiscal 1995 as well as an increase in bodyboard selling and marketing expense. Selling and marketing expense decreased to 16.7% of net sales in fiscal 1995 from 17.9% of net sales in fiscal 1994 primarily due to an increase in net sales.

    General and administrative. General and administrative expense increased 10.4% to $898,000 in fiscal 1995 from $797,000 in fiscal 1994. The increase of $101,000 in general and administrative expenses was primarily due to general increases in expenses associated with growth as well as an increase in bad debt expense in 1995. General and administrative expenses decreased to 7.9% of net sales in fiscal 1995 from 8.7% of net sales in fiscal 1994 primarily due to an increase in net sales.

    Amortization of intangible assets. Amortization of intangible assets increased 36.2% to $681,000 in fiscal 1995 from $500,000 in fiscal 1994. The increase of $181,000 in amortization expense primarily relates to a full year of amortization of intangible assets acquired in 1994 and amortization of intangibles assets acquired in 1995.


                                       19



    Interest expense. Interest expense increased 26.4% to $555,000 in fiscal 1995 from $439,000 in fiscal 1994. The increase of $116,000 is primarily due to an increase in average borrowings in 1995 from 1994.

    Income tax expense. The Company had no federal income tax provision in 1995 and 1994 due to operating loss carryforwards. In fiscal 1995, the Company had a state income tax provision.


LIQUIDITY AND CAPITAL RESOURCES

The Company financed its operations in fiscal 1996 and the first quarter of fiscal 1997 primarily through borrowings from various sources including its principal stockholder and its bank. During the first quarter of fiscal 1997, the Company borrowed $1,100,000 under a subordinated note to its principal stockholder. The Company utilized cash in the first quarter of 1997 to fund operating activities of $721,000, for the repayment of debt of $351,000 and for purchases of property and equipment of $50,000. Cash used for operating activities in the first quarter of fiscal 1997 consisted primarily of an increase in accounts receivable. During fiscal 1996, net borrowings under the revolving line of credit with a bank, the subordinated note payable to its principal stockholder and capital leases were $1,600,000, $925,000 and $65,386, respectively. The Company utilized the proceeds from these financings in fiscal 1996 to fund operating activities of $806,000, product line acquisitions of $607,000 and capital equipment purchases of $986,000. Cash used for operating activities in 1996 consisted primarily of increases in accounts receivable and inventory of $736,000 and $1,380,000, respectively, partially offset by an increase in accounts payable of $975,000. These increases reflect the impact of the acquisitions of the Flite brand and QPI products in 1996 and the introduction of wakeboard products in 1996. Capital expenditures in 1996 were primarily attributable to the expansion of manufacturing capacity for wakeboards and snowboards.

    In fiscal 1995, the Company financed its operations primarily through cash generated from operating activities of $487,000 and from financing activities of $315,000. Cash was used for acquisitions of product lines and capital equipment purchases of $168,000 and $633,000, respectively. Cash generated from operations consisted primarily of the cash earnings of the Company partially offset by an increase in accounts receivable.

    The Company had a $3,800,000 subordinated note payable to its principal stockholder at January 31, 1997 which is payable upon demand and which bears interest at 10%. The Company has accrued $287,000 of interest payable on this note as of January 31, 1997. The note is subordinated to bank borrowings and its repayment is subject to repayment of outstanding bank debt. On March 17, 1997, outstanding indebtedness of $1,750,000 to the principal stockholder was converted into 218,750 shares of Common Stock. The Company intends to utilize the proceeds of the Offering to repay the remaining balance of approximately $2,200,000 in principal and $380,000 in interest outstanding on the subordinated note.

    At January 31, 1997, the Company had a revolving line of credit and term loan agreement with a bank. The Company has entered into new credit facilities. See "New Credit Facilities" below.

    The Company has entered into various capital lease arrangements to finance the purchase of capital equipment. These capital lease agreements require monthly payments of approximately $16,000 including interest at rates ranging from 9.0% to 16.7%.

    The Company is a party to a management consulting agreement with CRM. The fee payable under this agreement is $15,000 per month plus 1% of consolidated net sales in excess of $12 million. During fiscal 1994, 1995 and 1996, the Company paid CRM $180,000 per year. This agreement has been amended to provide for different terms effective upon the consummation of the Offering. See "Certain Transactions."

    The Company requires capital to finance the growth of its operations, including working capital, for capital expenditures and for the acquisition of additional product lines. The Company estimates that cash required for capital expenditures over the next twelve months is approximately $550,000. In addition, the Company acquired a product line subsequent to January 31, 1997 which required cash payments of $100,000. The Company believes that its current cash flow from operations, its new credit



                                       20



facilities and the anticipated net proceeds of the offering will be adequate to meet its anticipated cash requirements, excluding cash expended for additional product lines for at least the next 12 months although the Company's cash requirements may change due to acquisitions or if its working capital requirements are greater than expected. There can be no assurance that the Company will be able to raise additional capital on terms acceptable to the Company or on a timely basis if such need should occur.

    The Company does not believe that inflation has had or is likely to have a material impact on its results of operations or liquidity, although it is difficult to accurately anticipate the effects of inflation.

NEW CREDIT FACILITIES

    On March 26, 1997, the Company entered into new credit facilities with Jackson National Life Insurance Company consisting of a $7 million revolving credit facility, a $3.45 million term loan and a $30 million discretionary acquisition facility (together, the "Credit Facilities"). The Credit Facilities are secured by first priority liens on all of the assets of the Company and its subsidiaries, if any. Furthermore, two of the Company's stockholders have pledged their Common Stock as additional security for the loans.

    The revolving credit facility provides for borrowings of up to a maximum of $7 million. The interest rate payable on the revolving credit facility is a floating rate equal to 30-day LIBOR plus 3.0%, as well as a 0.5% per annum charge on the unused line. Borrowings under the revolving credit facility may be used for general corporate purposes, including working capital requirements. The Company may prepay borrowings under the revolving credit facility (subject to certain conditions), and may reborrow (up to the maximum limit then in effect) any amounts that are repaid or prepaid. The revolving credit facility terminates on March 31, 2005, or earlier upon a change of control of the Company (as defined), at which time all borrowings become due and payable.

    The term loan is a $3.45 million eight-year loan due March 31, 2005, or earlier upon a change of control of the Company (as defined). This loan will be repaid from the proceeds of the Offering, and the Company will not be able to re-borrow under this portion of the Credit Facilities.

    The acquisition facility provides for up to $30 million to be advanced to the Company to finance future acquisitions. Advances are subject to credit approval by the lender. Therefore, no assurance can be given that any such advances will be available to the Company. The acquisition facility terminates on March 31, 2005, or earlier upon a change of control of the Company (as defined).

     The Credit Facilities also provide for certain fees to be paid to the lender. In addition, at the closing of the Credit Facilities, the lender was issued a warrant to purchase up to 187,175 shares of the Company's Common Stock at a price to be fixed at 90% of the initial public offering price of the Offering. Upon the consummation of the Offering, the senior lender will be issued warrants to purchase an additional 50,000 shares of the Company's Common Stock at 90% of the initial public offering price. The Company will amortize the value of the warrants (estimated to be $887,000) over the eight-year term of the credit facilities.

    The Credit Facilities contain restrictions upon the Company's ability to incur indebtedness, grant liens, make capital expenditures, enter into acquisitions, mergers or consolidations; and dispose of assets; make dividend payments, other restricted payments or investments. In addition, the Credit Facilities require the Company to meet certain financial covenants, including maintenance of minimum cash flow levels and of fixed charge coverage, interest expense coverage and total indebtedness to cash flow ratios.


                                       21




QUARTERLY RESULTS OF OPERATIONS

    The following table presents certain unaudited quarterly financial information for the nine fiscal quarters ended January 31, 1997. In the opinion of the Company's management, this information has been prepared on the same basis as the audited financial statements appearing elsewhere in this prospectus and includes all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the unaudited quarterly results set forth herein. The Company's quarterly results may fluctuate significantly in the future. See "Risk Factors -- Seasonality; Fluctuations in Quarterly Operating Results."

                                                                                                           QUARTER
                                                                                                            ENDED
                              FISCAL YEAR ENDED OCTOBER 31, 1995    FISCAL YEAR ENDED OCTOBER 31, 1996    JANUARY 31,
                              ----------------------------------    ----------------------------------
                                Q1        Q2       Q3       Q4        Q1       Q2       Q3        Q4        1997
                                --        --       --       --        --       --       --        --        ----
                                                               (IN THOUSANDS)
Net sales                     $1,933    $3,835   $3,417   $2,187    $2,029   $4,684   $3,929    $1,762     $2,875
Cost of goods sold             1,163     2,285    2,162    1,420     1,276    2,899    2,370     1,040      2,031
                               -----     -----    -----    -----     -----    -----    -----     -----      -----
Gross profit                     770     1,550    1,255      767       753    1,785    1,559       722        844
Operating expenses:
  Product development and
   engineering                    53        60       70       54        68       86       95        89        153
  Selling and marketing          346       579      557      417       534      750      802       618        500
  General and administrative     160       194      295      248       190      236      214       299        285
  Amortization of intangible
   assets                        164       165      165      186       165      160      144        63         43
                               -----     -----    -----    -----     -----    -----    -----     -----      -----
    Total operating expenses     723       998    1,087      905       957    1,232    1,255     1,069        981
                               -----     -----    -----    -----     -----    -----    -----     -----      -----
Income (loss) from operations     47       552      168     (138)     (204)     553      304      (347)      (137)
Interest expense                (127)     (149)    (142)    (137)     (134)    (119)    (203)     (141)      (184)
                               -----     -----    -----    -----     -----    -----    -----     -----      -----
Income (loss) before provision
 (benefit) for income taxes      (80)      403       26     (275)     (338)     434      101      (488)      (321)
Provision (benefit) for
  income taxes                   --        --       --        16       --       --       --        --         --
                               -----     -----    -----    -----     -----    -----    -----     -----      -----
Net income (loss)             $  (80)   $  403   $   26   $ (291)   $ (338)  $  434   $  101    $ (488)    $ (321)
                              ======    ======   ======   ======    ======   ======   ======    ======     ======


    The following table sets forth the quarterly financial data for the periods indicated as a percentage of net sales:



                                                                                                           QUARTER
                                                                                                            ENDED
                              FISCAL YEAR ENDED OCTOBER 31, 1995    FISCAL YEAR ENDED OCTOBER 31, 1996    JANUARY 31,
                              ----------------------------------    ----------------------------------
                                Q1        Q2       Q3       Q4        Q1       Q2       Q3        Q4        1997
                                --        --       --       --        --       --       --        --        ----
Net sales                      100.0%   100.0%    100.0%   100.0%   100.0%    100.0%   100.0%   100.0%      100.0%
Cost of goods sold              60.2     59.6      63.3     64.9     62.9      61.9     60.3     59.0        70.6
                                ----     ----      ----     ----     ----      ----     ----     ----        ----
Gross profit                    39.8     40.4      36.7     35.1     37.1      38.1     39.7     41.0        29.4
Operating Expenses:
  Product development and
   engineering                   2.7      1.6       2.0      2.5      3.4       1.8      2.4      5.0         5.3
  Selling and marketing         17.9     15.1      16.3     19.1     26.3      16.0     20.4     35.1        17.4
  General and administrative     8.3      5.1       8.6     11.3      9.4       5.0      5.4     17.0         9.9
  Amortization of intangible
   assets                        8.5      4.3       4.8      8.5      8.1       3.4      3.7      3.6         1.5
                                ----     ----      ----     ----     ----      ----     ----     ----        ----
    Total operating expenses    37.4     26.1      31.7     41.4     47.2      26.2     31.9     60.7        34.1
Income (loss) from operations    2.4     14.3       5.0     (6.3)   (10.1)     11.9      7.8    (19.7)       (4.7)
Interest expense                (6.6)    (3.9)     (4.2)    (6.3)    (6.6)     (2.5)    (5.2)    (8.0)       (6.4)
Income (loss) before provision
 (benefit) for income taxes     (4.2)    10.4       0.8    (12.6)   (16.7)      9.4      2.6    (27.7)      (11.1)
Provision (benefit) for
  income taxes                   0.0      0.0       0.0      0.7      0.0       0.0      0.0      0.0         0.0
                                ----     ----      ----     ----     ----      ----     ----     ----        ----
Net income (loss)               (4.1)%   10.4%      0.8%   (13.3)%  (16.7)%     9.4%     2.6%   (27.7)%     (11.1)%
                                ====     ====       ===    =====    =====       ===      ===    =====       =====

    The Company's net sales and operating results are subject to quarterly and seasonal fluctuations. As discussed previously, the Company has experienced lower net sales and operating losses in the first and fourth fiscal quarters due to the seasonality of water sports products. In addition, the Company is


                                       22



susceptible to quarterly fluctuations due to material shortages, problems at key suppliers, weather conditions and the impact of foreign currency exchange rates. The Company's expense levels are based, in part, on its expectation of future net sales. Therefore, if net sales levels are below expectations, the Company's operating results are likely to be adversely affected. In addition, a high percentage of the Company's expenses are fixed in the short-term and significant fluctuations in revenue could adversely impact operating results from quarter to quarter.

    Net sales for the fourth quarter of fiscal 1996 were $1,762,000, a decrease of 19.4% from net sales for the comparable quarter in fiscal 1995. This decline in net sales in comparable fourth quarters in 1996 and 1995 is due to a decrease in sales of bodyboards and snowboards partially offset by wakeboard sales which began in fiscal 1996. The decrease in bodyboard sales was primarily due to the impact of the strengthening U.S. Dollar against the Japanese Yen and French Franc on Japanese and French sales as well as the timing of certain shipments. The decrease in snowboard sales was primarily due to the impact of the strengthening U.S. Dollar against the Japanese Yen and French Franc on Japanese and French sales, the lack of snow in Southern California and the impact of an oversupply of snowboards on demand for the Company's products.

    See "Overview" for a description of a non-cash charge to be recorded upon consummation of the Offering.

    Impact of Inflation

Increases in the inflation rate are not expected to materially impact the Company's operating expenses.


                                       23




                                    BUSINESS

INTRODUCTION

    The Company is a designer, manufacturer and marketer of branded active sports products. The Company currently offers five brands and over 40 models of bodyboards, two brands and nine models of wakeboards and two brands and over 20 models of snowboards, as well as complementary sports apparel and accessories. In the United States, the Company sells its products primarily through a network of over 100 independent sales representatives working with the Company's internal sales and technical specialists, and internationally through a network of over 30 distributors. The Company's domestic customers include over 1,000 specialty shops, 20 national and regional sporting goods retail chains and over 20 mass merchandisers. The Company's growth strategy is based in part upon offering additional products and brands through its existing distribution channels.

    The Company implements a multi-sport, multi-brand market segmentation approach in which each product brand is sold only into its designated channel of distribution, thereby protecting the integrity of each brand and the longevity of its unique market position. The Company's multi-brand strategy is to initially develop premium sports products for dedicated consumers, and to subsequently introduce multiple brands with multiple price points and performance characteristics. High, middle and lower range bodyboard brands are marketed to specialty shops, sporting goods retailers and mass merchandisers, respectively. The Company currently markets high and middle range wakeboard and snowboard brands through specialty shops and sporting goods retailers, respectively.

    Unlike many other active sports companies that purchase products for resale, the Company has developed broad process manufacturing expertise and is an integrated manufacturer of all of its own bodyboards, wakeboards and snowboards. In addition, the Company believes that it is the largest manufacturer of bodyboards in the United States. The Company's manufacturing expertise and integrated manufacturing operations have enabled it to be a low cost producer, to become a leader in product innovation, to carefully maintain performance features and quality control, and to quickly respond to market trends and incorporate technological improvements.

INDUSTRY BACKGROUND

    An increasing number of consumers are participating in active sports, which generally require the purchase of non-team sports products. Active sports products include those currently marketed by the Company -- bodyboards, wakeboards and snowboards -- as well as in-line skates, skateboards, surfboards and similar sports products. Bodyboards are surf riding boards that are shorter, wider, smaller, lighter, more maneuverable and easier to learn than surfboards, and can be used in a much broader range of locations and surf conditions. A bodyboarder rides waves primarily lying prone on the board and is able to complete a variety of aerial maneuvers. Wakeboards are towed behind a boat or personal watercraft and are ridden standing sideways like a surfboard. Wakeboards are more buoyant than water skis and allow the rider to perform a wide range of aerial jumps and acrobatic tricks.

    There has been significant recent growth in the active sports industry. The Surf Industry Manufacturing Association projected that an estimated 1.75 million Americans would actively (at least four times) surf in 1996, compared to 1.1 million people in 1992. Although these statistics reflect growth in the overall surf industry, the Company believes that growth rates in the bodyboard segment are similar to those of the broader surf industry. In addition, the Company believes that wakeboarding is having the same effect on water skiing as snowboarding has had on alpine skiing. According to the Water Sports Industry Association, water ski participants have declined from 13.8 million in 1991 to
11.1 million in 1994, while sales of wakeboards have grown at a compound annual rate of 58%. According to Snow Industries America, snowboard unit sales have grown at an annual compound growth rate of 50% from 135,000 units in the 1992-1993 season to 456,000 in the 1995-1996 season.

    The typical active sports enthusiast is a "dedicated consumer" who devotes significant time, attention and disposable income to a chosen sport. Active sports enthusiasts frequently become participants in multiple sports that are appropriate for different seasons and spend a significant portion of their recreational budget on active sports equipment. Participants in active sports are principally in the 10 to 24 year old age


                                       24



bracket, which numbers approximately 55 million people in the United States and is expected to grow over the next ten years to 62 million people, representing a growth rate of twice the rest of the population. The Company believes that international participation in active sports also is growing rapidly.

    The active sports industry is highly fragmented, and consists of many sporting goods companies that market multiple brands in one or more active sports markets. There are also multiple channels of distribution in this market, principally consisting of specialty shops, which market high-performance product lines, sporting goods retailers which market middle- and high-performance product lines, and mass merchandisers, such as nationwide chain stores and membership clubs, which market lower-cost, lower-performance product lines.

BUSINESS STRATEGY

    The Company's business strategy is to focus on active sports products and markets where the Company believes it can establish itself as a market leader or significant participant at multiple price points. The following are the key components of this business strategy:

       Multi-Brand Approach to Market Segmentation. The Company has implemented a multi-brand product approach pursuant to which, as a market matures, the Company increases its market penetration by offering not only premium products but also a broad range of products with multiple price points and performance characteristics. For example, high, middle and lower range bodyboard brands are marketed to specialty shops, sporting goods retailers and mass merchandisers, respectively. The Company markets wakeboard and snowboard brands through specialty shops and sporting goods retailers. This multi-brand approach preserves the integrity of each brand within its designated distribution channel and promotes retailer loyalty by protecting against brand erosion from other distribution channels.

       Multi-Sport Approach. Active sports are subject to consumer trends and seasonal factors. To mitigate the impact of such factors, the Company has diversified its product lines from bodyboards to wakeboards and snowboards. For example, the Company introduced snowboards to provide revenue during the winter season. The Company has grown, and intends to continue to grow, through a combination of brand acquisitions and development in these and other growing active sports markets.

       Integrated Low-Cost Manufacturing. Unlike many other companies that purchase active sports products for resale, the Company is an integrated manufacturer of all of its own bodyboards, wakeboards and snowboards, as well as all principal subassemblies. The Company is the largest manufacturer of bodyboards in the United States, and has developed broad process technology expertise, with particular expertise in foam-based and compression molded plastics manufacturing and other materials technologies. The Company manufactures multiple products in the same plant and is able to conduct year-round research and development at its facilities. This manufacturing expertise and integrated manufacturing operations have enabled the Company to be a low cost producer, to become a leader in product innovation, to carefully maintain performance features and quality control, and to quickly respond to market trends and incorporate technological improvements.

       Product Innovation. The Company believes that innovative product design and styling are important to the Company's ability to meet changing consumer needs. The Company believes it is a leader in innovation in the products that it offers, and many of its products have been designed with distinctive features for consumers who demand high performance and advanced capabilities. For example, in 1996 the Company introduced Green Cell foam for its bodyboards which, due to its cell structure, provides enhanced performance and appearance. The Company also introduced the first skateboard-shaped wakeboard and invented a lightweight boot binding system with half the weight of some competitive bindings.

       Worldwide Distribution Network. The Company has established distribution networks for its products both in the U.S. and internationally. Products are sold through a combination of over 100 independent sales representatives, twelve Company sales personnel and over 30 distributors. Each product is carefully matched to a particular distribution channel. The Company believes that the strength of its distribution network, combined with the Company's well-recognized brand names and reputation for developing innovative products, have allowed it to quickly introduce new products. The Company's new product and branding strategies are based in part upon offering additional products through its existing distribution channels.


                                       25



GROWTH STRATEGY

    The Company has grown through internal product development and through six product line acquisitions since 1993. The Company's growth strategy is to become a leading provider of active sports products in each of its target markets by
(i) identifying growth segments within the active sports industry and entering these markets through either the introduction or acquisition of new products;
(ii) extending the Company's well recognized brand names into new global markets; (iii) fully utilizing the Company's extensive distribution network through increased product penetration; and (iv) pursuing strategic acquisitions.

    Internal Growth. The Company believes that its established distribution network and reputation for developing and introducing high quality innovative products has enabled and will continue to enable the Company to introduce new products to its established customer base. The Company's strategy of initially developing premium products for dedicated consumers, and subsequently introducing multiple brands with multiple price points, has enabled the Company to grow while preserving the reputation of its premium brands. The Company is constantly researching and evaluating new global markets into which its brands can be introduced.

    Strategic Acquisitions. The Company has made a number of strategic product line and brand acquisitions which have expanded its range of active sports products and increased the number of markets in which the Company operates. The acquisitions consist of the following:

       Madrid. This bodyboard company was acquired in 1993 to provide a branded bodyboard product line to warehouse price clubs. Since the acquisition, sales of this line have increased over 300%.

       TracTop. This surf accessory company was acquired in 1994 to leverage the Company's knowledge and skills in the surf products industry while adding a new product category. The Company has successfully expanded this product line to include surfboard and bodyboard bags and other related accessories.

       Spiral. This snowboard brand was acquired in 1995 to provide the Company with a snowboard brand for the sporting goods retailer market. Spiral has been a recognized snowboard brand for almost seven years, and its snowboards are known for their lightweight design.

       QPI. This product line consists of bodyboards, kickboards and camp mats and was acquired in 1996 to leverage the manufacturing expertise of the Company and its distribution network.

       Flite. This snowboard brand was acquired in 1996 to give the Company a snowboard brand for the specialty shop market. The Flite brand, which has been in existence for over 20 years, also increased the Company's molding capabilities and added another snowboard manufacturing technology.

       FM. This wakeboard brand was acquired in 1997 to provide the Company with an established, well-recognized brand for the sporting goods retailer market.

    Consistent with its growth strategy, the Company continuously evaluates acquisition opportunities where the Company has a strategic advantage. Ideal acquisition candidates include companies, product lines or brands that: (i) are supported by a dedicated consumer base served by dedicated consumer publications; (ii) have a reputation for quality and performance; (iii) have potential for growth; or (iv) can be manufactured at the Company's facilities or utilize raw materials or technology that is within the Company's special expertise. The Company frequently becomes aware of acquisition opportunities because it is an established active sports marketer and has successfully integrated into its business several acquired product lines and employees of acquired businesses.


                                       26



TECHNOLOGY AND DESIGN

    The Company has developed particular expertise in foam-based and compression molded plastics manufacturing and other materials technologies. The Company believes it is a leader in product innovation, and many of its products have been designed with distinctive features for consumers who demand high performance and advanced capabilities. The key components of the Company's technology expertise and innovative designs include:

       Extrusion Technology. The Company acts as its own source of extrusion-coated materials and manufactures its own extruded products. The Company has developed unique blends of copolymer materials with multiple density resins and high molecular strength for the bottoms and rails of its bodyboards. This technology creates superior flex characteristics that allow the rider to pull up on the nose of the board trapping air between the board and the water, which increases the speed and maneuverability of the board.

       Foam and Other Materials Expertise. The Company's materials expertise has enabled it to develop proprietary materials not available to competitors. The Company often works with foam manufacturers to create unique materials. This expertise has allowed the Company to achieve a higher standard of performance in its boards.

       Proprietary Lamination Technology. The Company has created its own method for laminating foam and has successfully eliminated the use of glue to bond different foams together. Machinery developed by the Company laminates multiple densities of materials together, which changes a lightweight foam core into a high performance product.

       Proprietary Compression Molding Techniques. Using proprietary compression molding techniques, the Company has created lightweight, improved-performance wakeboards and snowboards. Its most recent innovation involves using high pressure to produce hermetically sealed pinch lines on the infinitely variable surfaces of a complex curve. This technique increases the life of the board and creates a more consistent flex pattern that improves performance.

       The following diagrams depict certain elements of the technologies used in the Company's products.

BODYBOARD WRAP-UP RAIL CONSTRUCTION                     SPIRAL SNOWBOARD AND
                                                      WAKEBOARD CAP CONSTRUCTION


SEAM/TOP DECK                                          TOPSHEET
MEETS BOTTOM                                           STAINLESS STEEL INSERT
GRAPHIC                                                FIBERGLASS

HIGH-DENSITY FOAM                                      POLYMATRIX CORE
TOP DECK
FOAM CORE
HIGH-DENSITY INNER FOAM LAYER                          FIBERGLASS
PRINTED FILM/                                          STEEL EDGE
BOTTOM GRAPHIC                                         LOW FRICTION BASE



BODYBOARD EXTRUDED SLICK-SKIN                          FLITE SNOWBOARD
BOTTOM CONSTRUCTION                                    SANDWICH CONSTRUCTION


HIGH-DENSITY FOAM                                      TOPSHEET
TOP DECK                                               STAINLESS STEEL INSERT
                                                       FIBERGLASS
HIGH-DENSITY                                           ABS
FOAM TAIL PIECE                                        VERTICALLY LAMINATED
                                                       ASPEN WOOD CORE
HIGH-DENSITY                                           FIBERGLASS
FOAM CORE                                              STEEL EDGE
                                                       LOW FRICTION BASE
HIGH-DENSITY
FOAM INNER DECK

SLICK BOTTOM

HIGH-DENSITY
FOAM RAIL




                                       27





PRODUCTS

    The Company designs, manufactures and markets a full line of bodyboards, wakeboards, snowboards and accessories for the active sports industry. The following chart shows the suggested retail price range and the primary distribution channel for each of the Company's product lines.


                                                 SPORTING                        SUGGESTED
                                SPECIALTY          GOODS           MASS           RETAIL
           BRANDS                 SHOPS          RETAILERS     MERCHANDISERS     PRICE($)
BODYBOARDS
  BZ                                X                                              75-300
  R-Lite                            X                                              90-175
  A-Tach                                             X                             40-200
  Madrid                                                             X              30-60
  Wave Master                                                        X              10-30
WAKEBOARDS
  Liquid Force                      X                                             250-600
  FM                                                 X                            200-400
SNOWBOARDS
  Flite                             X                                             350-550
  Spiral                                             X                            250-350
ACCESSORIES AND APPAREL             X                X                             10-100
OTHER PRODUCTS                      X                X               X             10-100

BODYBOARDS

    Bodyboards are surf riding boards that are shorter, wider, smaller, lighter, more maneuverable and easier to learn than surfboards, and can be used in a much broader range of locations and surf conditions. A bodyboarder rides waves primarily lying prone on the board and is able to complete a variety of aerial maneuvers. Bodyboards range in price from approximately $10 to $300, versus $600 to $800 for a surfboard. The Company's experience has been that many bodyboard enthusiasts purchase up to three or four bodyboards per year. Bodyboards vary widely in complexity of design and construction and resulting performance and endurance characteristics, and range from a simple piece of exposed foam, to boards with a foam core plus a "top deck" or skin, to a foam core with a top and bottom deck with an extra bottom layer or "slick skin." The extra layers prolong the life of the board, enhance performance and give a faster and more controllable ride. The Company extrusion coats the bottoms of its high-end boards and uses no glue in their assembly, which results in enhanced performance and durability.

    The Company designs and manufactures a full line of bodyboards with a variety of performance characteristics and prices. The Company has five brands and over 40 models of bodyboards. The Company has been selected by an Hawaiian lifeguard association to exclusively develop and market specialized rescue boards. The Company also works with lifeguard associations around the world to develop specialized boards for their rescue needs.

       BZ ProBoards. BZ ProBoards are the Company's highest performance bodyboards and incorporate the industry's most advanced technology. Every board is hand shaped and finished in the Company's plant in Oceanside, California using proprietary technology to produce a multi- density extruded slick skin that provides the rider with a board of superior stiffness with low weight and a controlled performance ride. The 33 models of BZ ProBoards are sold exclusively through more than 1,000 surf shops in 20 countries.


                                       28






       R-Lite. The Company created the R-Lite brand in 1990 to fill a need for extremely lightweight, high-end performance boards. These boards are less durable than BZ ProBoards. Like BZ ProBoards, they are sold exclusively through specialty shops.

       A-Tach. A-Tach bodyboards are the Company's mid-range bodyboards in price and performance. Using patent pending, co-extrusion film-to-foam technology, and made from many of the same premium materials as BZ ProBoards, A-Tach boards are known for their light weight and high flex characteristics, which makes them attractive to the intermediate level rider. A-Tach bodyboards are sold to sporting goods stores. Among A-Tach's largest customers are Sports Chalet, Sports Authority, SportMart and Oshmans.

       Madrid/Wave Master. The Company acquired the Madrid line to gain an additional export brand of bodyboard and to provide a line suitable for warehouse clubs. The Wave Master brand is sold to chain stores and mass merchandisers.

    Net sales of bodyboards in fiscal 1996 accounted for approximately 55% of the Company's total net sales.

WAKEBOARDS

    Wakeboards are towed behind a boat or personal watercraft and are ridden standing sideways like a surfboard. Wakeboards are more buoyant than water skis and allow the rider to perform a wide range of aerial jumps and acrobatic tricks. Wakeboards can also be towed behind a relatively low power boat or a personal water craft (such as a Jet Ski(R)) allowing them to be used by a broader range of consumers. Wakeboards range in price from approximately $130 to $800, versus $90 to $700 for water skis. High performance wakeboards require precision engineering and precise tolerances. The Company believes that these manufacturing requirements can serve as a barrier to companies seeking entry to the high performance segment of the wakeboard market.

    The Company designs and manufactures wakeboards under its Liquid Force and FM brands.

       Liquid Force. The Company developed this brand internally through the combined efforts of its research and development and marketing departments. Liquid Force uses advanced materials and unique construction techniques providing competitive performance characteristics, including multi-concave venturi hulls and low profile rails. These boards were used by three of the top ten riders in the 1996 World Championships. In addition, the Company has recently introduced the first wakeboard designed specifically for women, a specialty board designed for competition and tricks, and a full line of performance clothing. The Company's seven models of Liquid Force wakeboards are sold domestically primarily through over 200 specialty shops, including snow and surf, water ski and skate stores, and internationally through distributors in more than 20 countries.

       FM. The Company acquired the FM brand to expand its distribution of high quality wakeboards into sporting good retailers and to marine and ski board catalogues. The Company plans to expand its selection of boards available under the FM brand as well as the brand's international distribution.

       The Company also has introduced high performance wakeboard bindings under the trademarks Suction, High Suction and Super Suction, which are extremely lightweight. These bindings use durable thermoplastics rather than rubber, which permit the use of vivid graphics. These bindings range in price from $130 to $260. The Company offers both brands of bindings on its Liquid Force and FM boards.

    Net  sales  of  wakeboards   and  bindings  in  fiscal  1996  accounted  for
approximately 12% of the Company's total net sales.


                                       29





SNOWBOARDS

    In 1994, the Company entered the snowboard market with distribution agreements with two Austrian snowboard manufacturers, F2 and Duotone. The Company acquired its Spiral brand and its compression molding technology in 1995 and the Flite brand in 1996. These brands are targeted at the mid-range and premium markets, respectively. The Company currently sells more than 20 models of snowboards.

    Performance characteristics in snowboards vary widely and are dependent on the materials used in their construction, shape and weight. The Company has developed two specific technologies, one for full cap construction and one for laminated (or sandwich) construction. The Company believes that its snowboard manufacturing technologies are among the most advanced in the world and that its snowboards are among the lightest in the industry. In recent East Coast competitions, the Company's amateur and professional teams placed first through third in multiple competition categories.

    The Company's snowboard brands are as follows:

       Flite. Flite snowboards, introduced by the Company in 1997 for the 1997/1998 season, incorporate advanced technology and are positioned at the high performance, free-style segment of the snowboard market. The Company manufactures its Flite snowboards utilizing a vertically laminated wood core with triaxially braided fiberglass resulting in outstanding torsion control
    (flex) characteristics. The line of ten boards includes two new professional rider endorsed boards.

       Spiral.  The  Company  manufactures  and  markets  the  Spiral  brand  to mainstream riders who require a quality board at a competitive price. Because of their performance characteristics, these snowboards are also suitable for advanced snowboarders. Spiral's hermetically sealed cap construction boards feature a matrix core which extends the life of the board, have low distortion ratios, and are extremely lightweight. The Spiral line features seven models of boards.

       BZ. In 1995 the Company introduced BZ snowboards into Japan, successfully leveraging the brand loyalty of its high quality bodyboards. BZ snowboards are designed to be lightweight, facilitating use by lighter riders. This line consists of five models and are marketed exclusively in Japan.

       Net sales of snowboards in fiscal 1996 accounted for approximately 7% of the Company's total net sales.

ACCESSORIES AND APPAREL

    The Company designs, manufactures and markets related accessories for its bodyboard, wakeboard and snowboard products. Such accessories include carrying and storage bags which protect boards from dents, scrapes and high temperatures during transport; TracTop traction enhancing pressure-sensitive stick-ons and coatings which increase a rider's stability; surf fins for bodyboarders; leashes used by riders to maintain contact with their boards; and other products used in the maintenance and care of surfboards.

    The Company has designed and markets performance-related clothing under its BZ, A-Tach and Liquid Force brands. The Company sells its apparel through the Company's existing channels of distribution for display alongside its existing hardgoods products in retail outlets. The Company's objective for its apparel line is to capitalize on the strong personal association that the core group of enthusiasts have for their chosen sport and brand. Management believes that the dollar volume of softgoods in the bodyboard, wakeboard and snowboard markets is at least 50% of total sales while it represented less than 1% of the Company's 1996 revenues. In 1996, the Company entered into a licensing agreement with a Japanese company that markets high-end apparel under the BZ name to Japanese department stores.

    Net  sales  of  accessories   and  apparel  in  fiscal  1996  accounted  for
approximately 14% of the Company's total net sales.



                                       30




OTHER PRODUCTS

    The Company also manufactures and sells a series of products which capitalize on its expertise in foam technology and manufacturing or which leverage its existing relationships with distributors and retailers. These products accounted for approximately 12% of the Company's total net sales in fiscal 1996.

SALES AND DISTRIBUTION

    Each of the Company's brands is developed for a specific target market and distribution channel with appropriate price points, features and performance characteristics. The Company uses this marketing and distribution strategy to protect the integrity of its brands. The Company believes that its track record in protecting its brands and distribution channels is an important competitive advantage. The Company's new product and branding strategies are based in part upon offering additional products through its existing distribution channels. The three main retail channels of distribution for the Company's products in the United States are as follows:

       Specialty Shops. These retailers, which include snow and surf, water ski and skate stores, sell the Company's premium bodyboard, snowboard and wakeboard brands, including BZ ProBoards and R-Lite bodyboards, Liquid Force wakeboards and Flite snowboards. The Company's products are sold through more than 1,000 specialty shops. Specialty shops cater to dedicated consumers looking for performance products, sports enthusiasts and more experienced riders.

       Sporting Goods Retailers. These stores sell the Company's A-Tach bodyboards, FM wakeboards and Spiral snowboards. Sporting goods retailers target mainstream consumers looking for value and performance. Sporting goods retailers that sell the Company's products include Big Five, Oshmans, SportMart, Sports Authority and Sports
    Chalet.

       Mass Merchandisers. These retailers, which include large chain stores and membership clubs, offer the Company's entry-level brands, such as Wavemaster and Madrid bodyboards. These retailers sell primarily to consumers motivated by price rather than design and performance. Mass merchandisers that sell the Company's products include BJ's Wholesale Club, Costco, Kmart, Sam's Club and Walmart.

    In the United States, the Company sells its brands primarily through a network of over 100 independent sales representatives chosen for their expertise in specific retail channels. The sales representatives collaborate with the Company's internal team of sales and technical specialists. Internationally, the Company sells its products through a network of over 30 distributors in 33 countries. The Company works closely with its international distributors to help ensure that its policies of limited distribution and market segmentation are followed worldwide.

MARKETING

    The Company markets by extensive advertising in "consumer enthusiast" magazines. The Company has made a significant investment in professional team riders in all sports for all advertised brands. The Company has endorsement relationships with well-known riding professionals who compete around the world using products within each product category. Brands are featured at all major trade shows. The Company conducts numerous special event marketing activities in all global markets, including on-snow demonstrations, water sports clinics and demonstrations featuring team riders and local enthusiasts.

PRODUCT DEVELOPMENT

    The Company's goal is for 25% of its sales to come from products that are less than four years old. The Company strives to be a technological leader in each of its product lines by drawing on the expertise of its internal product development team. In addition, the Company has integrated its professional team


                                       31



riders into its product development process, allowing regular testing of both prototypes and finished products. The Company's integrated manufacturing facilities allow it to rapidly produce, test and bring to market production models incorporating new designs. In fiscal 1994, 1995 and 1996, the Company spent approximately $188,000, $236,000 and $338,000, respectively, on research and development.

MANUFACTURING AND SUPPLIERS

    The Company manufactures virtually all of its products and their principal subassemblies. Bodyboards are manufactured at its California and Florida manufacturing facilities, and wakeboards and snowboards are manufactured at the Company's Washington State manufacturing facility. By manufacturing both wakeboards and snowboards in the same plant, the Company is able to leverage its proprietary process technology and manufacturing techniques to enhance the performance characteristics of its product lines. The Company believes that its internal manufacturing capabilities provide it with a competitive advantage over companies that outsource their products. The Company believes that its cost of these goods is generally 20%-30% less than most of its competitors and that its ability to work year round on research and development allows the Company to be a leader in innovation. By using its manufacturing facilities to make products in more than one sports season and by selling in both hemispheres, plant utilization is maintained throughout most of the year. Continuous capital investment in tools and equipment, as well as manufacturing expertise, have allowed the Company to increase levels of production and improve manufacturing efficiencies. Capital expenditures for the 1996 fiscal year were approximately $1.6 million.

    Each  of  the  Company's   products   undergoes  quality  assurance  testing
throughout the manufacturing process. The Company is able to produce uniform products as a result of its integrated manufacturing process and a continuous quality assurance program.

    The Company purchases component materials from third parties. Most component materials, other than polyethylene foam, are available from a broad range of suppliers in the United States. The polyethylene foam used in the Company's bodyboards is available from only three suppliers in the United States. Because it is one of the largest users of polyethylene foam in the United States, the Company believes that it receives favorable pricing for the foam it purchases. The Company has developed a close working relationship with two foam suppliers, and has a supply contract with one of these suppliers that expires in June 1998. During 1996 one vendor had a significant interruption to its manufacturing, as well as quality problems. This caused the Company to sustain a loss of business due to the consequential material shortages. The Company has submitted a claim to its business interruption insurance carrier with respect to this loss although there can be no assurance that the Company will succeed in recovering under this claim. Any future interruption in the Company's ability to obtain adequate supplies of polyethylene foam could have a material adverse effect on its business. See "Risk Factors -- Manufacturing Risks" and "Risk Factors -- Dependence on Polyethylene Foam and Other Component Suppliers."

CUSTOMERS

    In fiscal 1996, the Company's customers included over 1,000 specialty shops, over 20 national and regional sporting goods retailers and over 20 mass merchandisers. Tasker, Ltd., the Company's exclusive distributor in Japan, accounted for approximately 11.5%, 15.5% and 11.4% of the Company's net sales in fiscal 1994, 1995 and 1996, respectively. Costco, Inc. accounted for approximately 10% of the Company's net sales for fiscal year 1994. No other customer accounted for more than 10% of sales in 1994, 1995 or 1996.

COMPETITION

    The active sports industry is highly competitive, with competition mainly centering on product innovation, performance and styling, brand name recognition, price, marketing and delivery. Competitors in each of the Company's product lines include companies with a greater market share and companies with greater brand recognition and financial, distribution, marketing and other resources than the Company. In bodyboards, the Company competes principally against Mattel, Inc. (Morey), and a number of small competitors. In wakeboards, the Company competes principally against HO, Inc. (Hyperlite). In snowboards, the dominant competitor is Burton Industries, Inc. There are several other companies with significant market shares including K2, Inc. (K2), Morrow Snowboards, Inc. and Ride,


                                       32




Inc., and numerous other competitors. There are no technological or manufacturing barriers to entry that would preclude a large ski or sporting goods company or any other well-financed competitor from entering the Company's markets. Each of these markets faces competition from other sports and leisure activities, and sales of sports and other leisure products typically are affected by changes in consumer preferences. See "Risk Factors -- Competition and Product Innovation."

INTELLECTUAL PROPERTY

In the course of its business, the Company employs various trademarks, trade names and service marks, including its logos, in the packaging and advertising of its products. The Company is the owner of 20 registered trademarks, as well as numerous foreign trademark registrations and unregistered trademarks. The Company believes the strength of its service marks, trademarks and trade names are of considerable value and importance to its business and intends to continue to protect and promote them as appropriate. There can be no assurance, however, that any of the Company's trademarks are enforceable or are otherwise capable of protecting the goodwill associated with them. The loss of any significant mark could have a material adverse effect on the Company.

    The Company currently holds 12 United States patents and has filed four patent applications, as well as various foreign counterparts. Included among these patents are the Company's Rainbow Plank patent covering coloration technology used to decorate its boards and its Slick Skins patent covering the use of slick skins on the top deck of bodyboards. Although the Company believes that such patents have some utility in maintaining the Company's competitive position, it does not consider its patents to be material to its business. It is the practice of the Company to require its employees involved in research and product development activities to execute confidentiality and invention assignment agreements.

     The Company does not believe that it is infringing any intellectual property rights of third parties, and except as described under "Legal Proceedings," is not engaged in any intellectual property disputes. See "Risk Factors -- Limited Protection of Intellectual Property."

EMPLOYEES

    As of March 1, 1997, the Company employed 75 full-time employees and 235 part-time and seasonal employees, including five full-time employees in general and administrative, 20 in sales, marketing and customer service, ten in product engineering, research and development and 40 in manufacturing. The Company's employees are not subject to a collective bargaining agreement, and the Company considers its employee relations to be good. In addition, the Company engages the services of over 100 professional team riders, most of whom are independent contractors.

FACILITIES

    The Company's headquarters are located in Hyannis, Massachusetts and consist of approximately 10,000 square feet of office and general warehouse space. This facility is used by corporate management and the customer service, accounting and finance staff. The Company's Oceanside, California and Madeira, California facilities consist of approximately 35,000 square feet and 42,000 square feet, respectively, of leased plant, warehousing and office space, and are used by corporate marketing, and sales management, manufacturing and research staff. The Company manufactures bodyboards at its California facilities. The Company's Kirkland, Washington State facility consists of approximately 18,000 square feet of leased plant, warehousing and office space, and is used by corporate marketing, sales management and manufacturing staff. The Company's wakeboards and snowboards are manufactured at its Washington State facility. The Company also leases approximately 15,000 square feet of plant and warehousing space in Lakeland, Florida. The Company manufactures bodyboards and accessories at this facility. The Company rents its headquarters office and warehouse space in Hyannis as a tenant-at-will. The Company's other leases expire at various dates through July 1999 with certain renewal options. The Company believes that if any of its leases were not to be renewed, adequate alternative space would be available. The Company believes that its existing facilities are adequate for at least its current and near-term future needs.


                                       33



ENVIRONMENTAL AND REGULATORY MATTERS

    The Company's operations are subject to Federal, state and local laws and regulations relating to the environment, consumer products, health and safety, and other regulatory matters. The Company believes that it has obtained all material permits and that its operations are in substantial compliance with all material applicable laws and regulations. See "Risk Factors -- Potential Adverse Impact of Environmental Regulations."

LEGAL PROCEEDINGS

    The Company is not a party to any litigation except as set forth below and except for non-material litigation incidental to its business.

     One of the Company's competitors challenged the Company's trademark application for the Company's Liquid Force trademark for its wakeboards. See "Risk Factors -- Limited Protection of Intellectual Property."

    In August 1996, the Company was one of several named defendants in a product liability action for an unspecified amount of damages arising out of the death of one of the plaintiffs. The Company believes that such claim is without merit. The Company has asserted that it never owned the product line involved in the accident and expects to be dismissed from the case. With this exception, the Company has never been a party to any product liability litigation. The Company may in the future, due to the nature of its products, become a defendant in a product liability lawsuit for serious personal injuries or death allegedly relating to its products. Product liability claims may include allegations of failure to warn, design defects or defects in the manufacturing process. The Company believes, however, that injuries resulting from the use of bodyboards, wakeboards and snowboards, unlike certain other sports such as skiing, virtually always arise from the inherent dangers of the sport itself, rather than from product defects. The Company believes that it has adequate liability insurance for the risks arising in the normal course of its business, including product liability insurance for all of its products. No assurance can be given, however, that the Company will not be the subject of claims in excess of its coverage limits, or that insurance will continue to be available on commercially reasonable terms, or at all. See "Risk Factors -- Product Liability" and "Risk Factors -- Limited Protection of Intellectual Property."


                                       34




                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

The executive officers and directors of the Company and their ages as of March 1, 1997 are as follows:


                 NAME                    AGE                       POSITION
                 ----                    ---                       --------
Jon A. Glydon                             49   President, Chief Executive Officer and Director
Brooks R. Herrick                         59   Senior Vice President, Chief Financial Officer and
                                                 Treasurer
Eric S. George                            36   Senior Vice President of Engineering
Steven J. Roth                            48   Chairman of the Board
Gustav A. Christensen(1)(2)               49   Director
Thomas H. Conway                          57   Director
Dr. James L. McKenney (1)(2)              67   Director

---------
(1)  Member of Compensation Committee.

(2)  Member of Audit Committee.

     JON A. GLYDON has been the President, Chief Executive Officer and a director of the Company since its organization in 1993. Prior to that, Mr. Glydon was President of PI, Inc., a foam manufacturing and consumer products company, for more than two years. The Company purchased its bodyboard business from PI, Inc. in 1993. Mr. Glydon has more than twenty years of marketing and manufacturing experience in the consumer products industry.

    BROOKS R. HERRICK joined the Company in March 1997 as Senior Vice President, Chief Financial Officer and Treasurer. From 1993 to 1996, Mr. Herrick was Vice President -- Finance and Corporate Controller of Amtrol, Inc., a manufacturer and marketer of flow and expansion control technology. From 1989 to 1993, he was the Director of Internal Audit of Damon Corporation, which operates clinical laboratories.

    ERIC S. GEORGE joined the Company in 1995 as Vice President of Engineering and in March 1997 was promoted to Senior Vice President of Engineering. From 1994 to 1995, he was Vice President of Operations of Next Generation Films, a manufacturer of coextruded polyethylene films. From 1989 to 1994, Mr. George was a manufacturing manager for Beresford Packaging, a polyethylene film bag manufacturing company. Mr. George has 15 years of experience in manufacturing management.

     STEVEN J. ROTH has been a director of the Company since its organization. Mr. Roth has been a general partner of CR Management Associates, L.P., a private equity investment firm and the Company's founding stockholder, for more than five years. Mr. Roth has been involved in the venture capital industry for more than 13 years.

     GUSTAV A. CHRISTENSEN joined the Board of Directors of the Company in February 1997. Mr. Christensen has been Chairman of the Board of Alpha-Beta Technologies, Inc., a biotechnology firm, since August 1991.


                                       35



    THOMAS H. CONWAY has been a director of the Company since its organization. Mr. Conway has been a general partner of CR Management Associates, L.P., a private equity investment firm and the Company's founding stockholder, for more than five years. For more than 15 years, Mr. Conway has been involved in corporate turnaround activities, including as President, Chief Executive Officer and a director of Xyvision, Inc., a text processing software company, from August 1991 to October 1996.

     DR. JAMES L. MCKENNEY joined the Board of Directors of the Company in February 1997. Dr. McKenney is the John G. McLean Professor of Business Administration (Emeritus) at the Harvard Business School, and has been a faculty member of the Harvard Business School since 1960. He is also a director of Xyvision, Inc.

     Executive officers of the Company are elected by the Board of Directors on an annual basis and serve until their successors are duly elected and qualified. There are no family relationships among any of the executive officers or directors of the Company.

    Upon the closing of the Offering, the Company's Board of Directors will be divided into three classes, with the members of each class of directors serving for staggered three-year terms. Mr. Christensen and Dr. McKenney will serve in the class the term of which expires in 1998; Mr. Glydon will serve in the class the term of which expires in 1999; and Messrs. Conway and Roth will serve in the class the term of which expires in 2000. Upon the expiration of the term of each class of directors, directors comprising such class of directors will be elected for a three-year term at the next succeeding annual meeting of stockholders.

COMPENSATION COMMITTEE -- INTERLOCKS AND INSIDER PARTICIPATION

    Prior to February 1997, the Company did not have a Compensation Committee of the Board of Directors. In February 1997, the Board of Directors established a Compensation Committee which consists of Mr. Christensen and Dr. McKenney, both of whom are non-employee directors.

DIRECTOR COMMITTEES AND COMPENSATION

    Committees. The Audit Committee consists of Mr. Christensen and Dr. McKenney. The Audit Committee will review with the Company's independent auditors the scope and timing of their audit services and any other services they are asked to perform, the auditor's report on the Company's financial statements following completion of their audit and the Company's policies and procedures with respect to internal accounting and financial controls. In addition, the Audit Committee will make annual recommendations to the Board of Directors for the appointment of independent auditors for the ensuing year.

     The Compensation Committee consists of Mr. Christensen and Dr. McKenney. The Compensation Committee will review and evaluate the compensation and benefits of all officers of the Company, review general policy matters relating to compensation and benefits of employees of the Company and make recommendations concerning these matters to the Board of Directors. The Compensation Committee also will administer the Company's 1997 Equity Incentive Plan. See " -- Equity Plans."

Director  Compensation.  Directors  who are not  employees of the Company  (also referred to as "outside directors"), who currently consist of Messrs. Christensen, Conway, McKenney and Roth, receive an annual retainer of $2,000 and fees of $500 per day for attending regular meetings of the Board of Directors and $250 per day for participating in meetings of the Board of Directors held by means of conference telephone and for participating in certain meetings of committees of the Board of Directors. Payment of director fees is made quarterly. Directors are also reimbursed for reasonable out-of-pocket expenses incurred in attending such meetings.

     The Company is a party to a management consulting agreement (the "Consulting Agreement") with CR Management Associates, L.P. ("CRM"). Messrs. Conway and Roth, directors of the Company, are principals of CRM. During fiscal 1996, the Company paid CRM an aggregate of $180,000 pursuant to the Consulting Agreement. See "Certain Transactions."


                                       36



    1997 Non-Employee Directors Stock Option Plan. The Company has adopted a directors stock option plan (the "Directors Plan") providing for the annual grant of stock options to purchase shares of Common Stock to outside directors. A total of 150,000 shares of Common Stock have been reserved for issuance under the Directors Plan.

    Under the Directors Plan, each eligible director has been or will be granted an option to purchase 15,000 shares of Common Stock upon the later of the adoption of the plan or the director's first appointment or election to the Board of Directors. Each such option granted prior to the date of the final prospectus for the Offering will be deemed to be granted simultaneously with the execution of the underwriting agreement for the Offering at an exercise price equal to the initial public offering price. When and if the initial option is fully vested after a five-year vesting period, options to purchase 3,000 shares of Common Stock will be granted on the date of the Company's next annual meeting of stockholders following the final vesting date of the initial option, provided that such director's service as a director will continue after such meeting.

    The exercise price of options granted under the Directors Plan will be 100% of the fair market value per share of the Common Stock on the date the option is granted. Options initially granted to each director under the Directors Plan will become exercisable at the rate of 20% of the shares subject to the option on the first through fifth anniversaries of the date of grant of the initial option. Options granted after the initial five-year vesting period will be fully vested upon grant. The options will expire on the tenth anniversary of the grant date. If an optionee ceases to be a director of the Company after his or her option becomes exercisable, the option will remain exercisable in accordance with its terms. If an optionee ceases to be a director of the Company for any reason prior to the time his or her option becomes fully exercisable, the option will terminate with respect to the shares as to which the option is not then exercisable.

EXECUTIVE COMPENSATION

    Summary Compensation. The following table sets forth the compensation earned by the Company's Chief Executive Officer for services rendered in all capacities to the Company in fiscal 1996. No other executive officer of the Company received salary and bonus of $100,000 or more for fiscal 1996.

                        SUMMARY COMPENSATION TABLE

                                                                       LONG-TERM
                                         ANNUAL COMPENSATION(1)      COMPENSATION(1)
                                         -------------------         ------------
                                                                      SECURITIES
                                                                      UNDERLYING      ALL OTHER
      NAME AND PRINCIPAL POSITION         SALARY($)     BONUS($)      OPTIONS(2)    COMPENSATION($)
      ---------------------------         ---------     --------      -------      ---------------
Jon A. Glydon ........................     $125,000     $10,000         104,444              0
  President, Chief Executive Officer
  and Director

----------
(1) In accordance with the rules of the Securities and Exchange Commission, the compensation set forth in the table does not include medical, group life insurance or other benefits which are available to all salaried employees of the Company, and certain perquisites and other benefits, securities or property which do not exceed the lesser of $50,000 or 10% of the person's salary and bonus shown in the table.

(2) The Company did not make any restricted stock awards, grant any stock appreciation rights or make any long-term incentive payments during fiscal 1996 to its executive officers. Subsequent to October 31, 1996, Mr. Glydon, in connection with a Management Equity Reorganization Plan dated as of October 31, 1996, was permitted to purchase 156,666 shares of Common Stock at a nominal purchase price, and was granted an option to purchase 104,444 shares of Common Stock at a nominal exercise price per share. The option is shown in the table for clarity of presentation.

(3) Mr. Herrick, who joined the Company in March 1997, would be among the four most highly compensated individuals had he been with the Company during fiscal 1996. Mr. Herrick's base salary is $125,000.


                                       37




    Option Grants. The following table provides information concerning grants of stock options made during fiscal 1996 by the Company to the Company's Chief Executive Officer:

                     OPTION GRANTS IN LAST FISCAL YEAR


                                                 INDIVIDUAL GRANTS                          POTENTIAL REALIZABLE
                               ----------------------------------------------------------        VALUE AT
                                                  PERCENT OF                                   ASSUMED ANNUAL
                                 NUMBER OF       TOTAL OPTIONS                                 RATES OF STOCK
                                 SECURITIES       GRANTED TO     EXERCISE OR                 PRICE APPRECIATION
                                 UNDERLYING      EMPLOYEES IN    BASE PRICE    EXPIRATION      FOR OPTION TERM(2)
            NAME              OPTIONS GRANTED     FISCAL YEAR    $/SHARE(1)       DATE        5%($)      10%($)
            ----              ---------------     -----------    -------          ----        -----      ------
JON A. GLYDON                     104,444             55%           $.01        1/31/02       $289       $638



----------
(1) All options were granted at not less than fair market value as determined by the Board of Directors of the Company as of the date of grant. Subsequent to October 31, 1996, Mr. Glydon, in connection with a Management Equity Reorganization Plan dated as of October 31, 1996, was permitted to purchase 156,666 shares of Common Stock at a nominal purchase price, and was granted an option to purchase 104,444 shares of Common Stock at a nominal exercise price per share. The options are shown in the table for clarity of presentation.

(2) Amounts reported in this column represent hypothetical values that may be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation of the Company's Common Stock over the term of the options. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the time of such exercise and the future performance of the Company's Common Stock.

(3) Mr. Herrick, who joined the Company in March 1997, was granted an option to purchase 16,846 shares of Common Stock at an exercise price per share of $8.00.

    Option Exercises and Unexercised Option Holdings. The following table provides information regarding unexercised stock options held as of October 31, 1996 by the Company's Chief Executive Officer. Such person did not exercise any stock options in fiscal 1996.

                       FISCAL YEAR-END OPTION VALUES

                                            SHARES OF COMMON STOCK         VALUE OF UNEXERCISED
                                            UNDERLYING UNEXERCISED             IN-THE-MONEY
                                             OPTIONS AT YEAR-END(1)        OPTIONS AT YEAR-END(2)
                                             ----------------------        -------------------
                 NAME                    EXERCISABLE   UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
                 ----                    -----------   -------------   -----------    -------------
JON A. GLYDON                                  --         104,444            --        1,042,352



-------------
(1) Subsequent To October 31, 1996, Mr. Glydon, In Connection With A Management Equity Reorganization Plan Dated As Of October 31, 1996, Was Permitted To Purchase 156,666 Shares Of Common Stock At A Nominal Purchase Price, And Was Granted An Option To Purchase 104,444 Shares Of Common Stock At A Nominal Exercise Price Per Share. The Options Are Shown In The Table For Clarity Of Presentation.

(2) There Was No Public Trading Market For The Common Stock As Of October 31, 1996. Accordingly, These Values Have Been Calculated On The Basis Of An Assumed Initial Public Offering Price Of $10.00 Per Share, Less The Applicable Exercise Price.

                                       38




EQUITY PLANS

    Management Incentive Program. The Company Management Incentive Program was established in 1993 for the benefit of employees designated to participate in the program. The program was terminated as of October 31, 1996, as described below.

    Under the cash incentive portion of this program, an aggregate of 25% of the Company's net income was distributable to employee participants in the program. Under a "phantom stock" portion of this program, upon the sale of the business of the Company to an unaffiliated third party, the employee participants were entitled to receive an aggregate of up to 25% of the net proceeds of sale that are available for distribution to the stockholders of the Company after deducting a return to all stockholders of their invested capital (debt and equity) plus a 10% compounded return thereon. A total of 25 points was allocable under the phantom stock portion of the program. Upon the adoption of the program in 1993, an aggregate of 5.0 phantom stock points were allocated to six employee participants for each year of service with the Company, including 4.0 points per year allocated to Mr. Glydon. Additional point allocations were made to a total of 18 employee participants after the initial point allocation. As of October 31, 1996, a total of 25 points had been allocated pursuant to the program. The program provided that in the event of an initial public offering of the Company's Common Stock, the Board of Directors was entitled to terminate the program and substitute an equity program on terms deemed equitable by the Board of Directors. As of October 31, 1996, pursuant to a Management Equity Reorganization Plan, the program was terminated, and each participant was permitted to purchase, at a nominal price, shares of Common Stock corresponding to the participant's vested phantom equity percentage in the Company, and each participant received a stock option, at a nominal exercise price per share, corresponding to the participant's unvested phantom equity percentage. Mr. Glydon purchased 156,666 shares, and 11 other employee participants purchased an aggregate of 73,110 shares. In addition, Mr. Glydon was granted an option to purchase 104,444 shares of Common Stock, and 18 other employee participants were granted stock options to purchase an aggregate of 86,924 shares. The options vest in accordance with the vesting schedule of the 1993 Management Incentive Program.

    1997 Equity Incentive Plan. The Company's 1997 Equity Incentive Plan (the "1997 Plan") was adopted by the Board of Directors and approved by the Company's stockholders in February 1997. The 1997 Plan provides for the issuance of a maximum of 450,000 shares of Common Stock pursuant to the grant to employees of "incentive stock options" within the meaning of the Internal Revenue Code and the grant of non-qualified stock options, stock awards or opportunities to make direct purchases of stock in the Company to employees, consultants, directors and officers of the Company.

    The 1997 Plan is administered by the Compensation Committee of the Board of Directors. Subject to the provisions of the 1997 Plan, the Compensation Committee has the authority to select the optionees and determine the terms of the options granted, including: (i) the number of shares subject to each option,
(ii) when the option becomes exercisable, (iii) the exercise price of the option (which in the case of an incentive stock option cannot be less than the market price of the Common Stock as of the date of grant), (iv) the duration of the option and (v) the time, manner and form of payment upon exercise of an option. An option is not transferable by the optionholder except by will or by the laws of descent and distribution. Generally, no incentive stock option plan may be exercised more than 90 days following termination of employment. However, in the event that termination is due to death or disibility, the option is exercisable for a maximum of 180 days after such termination.

    No options have been granted to date under the 1997 Plan.

401(K) PLAN

    The Company maintains a 401(k) retirement savings plan (the "401(k) Plan"). All employees of the Company who have worked at the Company for more than one year and are over 21 years old are eligible to participate in the 401(k) Plan. The 401(k) Plan provides that each participant may contribute a portion of his or her pre-tax compensation (up to 15% and to a statutorily prescribed annual limit) to the 401(k) Plan. The percentage elected by certain highly compensated participants may be required to be lower. All amounts contributed to the 401(k) Plan by employee participants and earnings on these contributions are fully vested at all times. The Company, at its discretion, may contribute to the 401(k) Plan. Such Company contributions become fully vested upon a participant's completion of six years of service. The Company has never made a discretionary contribution.


                                       39



                              CERTAIN TRANSACTIONS

    Consulting Agreement with CR Management Associates, L.P. The Company is a party to a Consulting Agreement, dated July 19, 1993, with CR Management Associates, L.P. ("CRM"), a management consulting firm. CRM is an affiliate of SSPR, L.P., the Company's principal stockholder, and Messrs. Conway and Roth, directors of the Company, are principals of CRM. Pursuant to the terms of the Consulting Agreement, CRM has provided, and continues to provide the Company with, various management consulting services. During 1996, CRM provided assistance in strategic planning; sales and marketing; new product development; acquisition strategy, prospect evaluation and implementation; financial planning and budgeting; and sourcing new credit facilities. CRM has advised the Company that it estimates that it provided more than two person-years of assistance during 1996. The fee payable by the Company to CRM under the Consulting Agreement is $15,000 per month plus 1% of consolidated net sales in excess of $12,000,000 per year. Following the closing of the Offering, the Consulting Agreement provides that the annual fee shall be capped at $300,000 with a five-year term. The Consulting Agreement may be amended or modified, or extended at the end of its term, only with the approval of a majority of the outside directors of the Company who are not affiliated with CRM. In exchange for this amendment, the Company will issue 109,500 shares of Common Stock to CRM at the closing of the Offering.

     Indebtedness to SSPR, L.P. SSPR, L.P. is the Company's principal stockholder and provided the Company's initial capital, consisting of $150,000 in equity and subordinated debt in the amount of $1.35 million. SSPR, L.P. subsequently advanced an aggregate of $2.6 million in subordinated debt. The subordinated notes are payable on demand, with interest at 10% per year, and are subordinated to senior debt, as defined. In March 1997, SSPR, L.P. converted $1.75 million principal amount into 218,750 shares of Common Stock. The remaining principal and interest owing under the subordinated notes will be repaid from the proceeds of the Offering.

     Equity Issuances to Management and Certain Directors. Subsequent to the end of its 1996 fiscal year, the Company issued shares of Common Stock and options to purchase Common Stock to Mr. Glydon pursuant to the Company's Management Equity Reorganization Plan, and to Messrs. Conway and Roth pursuant to the Company's 1997 Non-Employee Directors Stock Option Plan. See "Management -- Director Committees and Compensation" and "Management -- Equity Plans."


                                       40



                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of March 31, 1997 (i) by each person or entity known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) by each director of the Company, (iii) by the Company's chief executive officer and (iv) by all directors and executive officers of the Company as a group. Unless otherwise indicated below, to the knowledge of the Company, each person or entity listed below has sole voting and investment power over the shares of Common Stock shown as beneficially owned, except to the extent authority is shared by spouses under applicable law.



                                                                                              PERCENT
                                                                                          BENEFICIALLY OWNED(1)
                                                                                          ---------------------
                                                                      NUMBER OF SHARES    PRIOR TO       AFTER
                         NAME AND ADDRESS                            BENEFICIALLY OWNED   OFFERING     OFFERING
                         ----------------                            ------------------   --------     --------
SSPR, L.P.                                                               1,482,181          86.6%         46.4%
  c/o CR Management Associates, L.P.
  92 Hayden Avenue
  Lexington, Massachusetts 02173
Jackson National Life Insurance Company(2)                                 187,175           9.9           6.9
   c/o PPM America, Inc.
  225 W. Wacker Drive
  Chicago, Illinois 60606
Jon A. Glydon (3)                                                          156,666           9.2           4.9
Gustav A. Christensen (4)                                                     --             --           --
Thomas H. Conway  (4)(5)                                                 1,482,181          86.6          49.8
Dr. James J. McKenney (4)                                                     --             --           --
Steven J. Roth  (4)(6)                                                   1,482,181          86.6          49.8
All executive officers and directors as a group (7 persons) (7)          1,638,847          95.7          54.7

(1) The number of shares of Common Stock deemed outstanding prior to the Offering consists of 1,711,957 shares of Common Stock outstanding as of March 31, 1997. The number of shares of Common Stock deemed outstanding after the Offering includes an additional 1,375,000 shares of Common Stock which are being offered for sale by the Company in the Offering and 109,500 shares which are being issued to CR Management Associates, L.P. ("CRM"), an affiliate of SSPR, L.P., in connection with a reduction of the consulting fee currently being charged to the Company by CRM, or a total of 3,196,457 shares. The number of shares deemed outstanding after the Offering does not include any employee or director stock options or the Representatives' Warrants, none of which are exercisable within 60 days of March 31, 1997. The number of shares deemed outstanding does not include the 187,175 shares issuable upon exercise of warrants held by Jackson National Life Insurance Company ("JNL") or the 50,000 shares issuable upon exercise of a warrant to be issued to JNL upon the closing of the Offering, except as noted in note below.

(2) Shares used to calculate the percentage of the Company's Common Stock beneficially owned by JNL include 187,185 shares of Common Stock issuable upon exercise of a warrant held by JNL, and, after the Offering, also include 50,000 shares issuable upon exercise of a warrant being issued to JNL upon the closing of the Offering.

(3) Does not include 104,444 shares issuable upon exercise of an unvested stock option.

(4) Does not include shares subject to an unvested option granted under the 1997 Non-Employee Directors Stock Option Plan.

(5) Consists, prior to the Offering, solely of the shares held by SSPR, L.P., of which Mr. Conway is a general partner and may be deemed to share voting and investment power. Mr. Conway disclaims beneficial ownership of such shares. Shares used to calculate the percentage of the Company's Common Stock beneficially owned after the Offering include 109,500 shares being issued to CRM upon the closing of the Offering; Mr. Conway is a general partner of CRM and may be deemed to share voting and investment power with respect to such shares. Mr. Conway disclaims beneficial ownership of such shares.

(6) Consists, prior to the Offering, solely of the shares held by SSPR, L.P., of which Mr. Roth is a general partner and may be deemed to share voting and investment power. Mr. Roth disclaims beneficial ownership of such shares. Shares used to calculate the percentage of the Company's Common Stock beneficially owned after the Offering include 109,500 shares being issued to CRM upon the closing of the Offering; Mr. Roth is a general partner of CRM and may be deemed to share voting and investment power with respect to such shares. Mr. Roth disclaims beneficial ownership of such shares.

(7)  See preceding footnotes.


                                       41



                          DESCRIPTION OF CAPITAL STOCK

    Effective upon the closing of the Offering and the filing of Restated Articles of Organization (the "Restated Articles"), the authorized capital stock of the Company will consist of 15,000,000 shares of Common Stock, $.01 par value per share, and 500,000 shares of preferred stock, $.01 par value per share (the "Preferred Stock").

COMMON STOCK

    As of March 31, 1997, there were 1,711,957 shares of Common Stock outstanding (giving effect to the Stock Splits), held of record by 13 stockholders. Based upon the number of shares outstanding as of that date and giving effect to the issuance of the 1,375,000 shares of Common Stock offered hereby and the 109,500 shares to be issued to CRM (see "Certain Transactions"), there will be 3,196,457 shares of Common Stock outstanding upon the closing of the Offering.

    Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding Preferred Stock. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding Preferred Stock. Holders of the Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares offered by the Company in the Offering will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future. There are no shares of Preferred Stock outstanding.

PREFERRED STOCK

    Upon the closing of the Offering, the Board of Directors will be authorized, subject to certain limitations prescribed by law, without further stockholder approval, to issue from time to time up to an aggregate of 500,000 shares of Preferred Stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change of control of the Company. The Company has no present plans to issue any shares of Preferred Stock.

WARRANTS

    In connection with the Offering, the Company will issue to the Representatives warrants to purchase a number of shares of Common Stock equal to ten percent (10%) of the number of shares being offered hereby at an exercise price of 150% of the initial offering price. In addition, the Company's senior lender, Jackson National Life Insurance Company ("JNL"), is the holder of a warrant to purchase 187,175 shares of Common Stock, and at the closing of the Offering will be issued a warrant to purchase an additional 50,000 shares of Common Stock, each with an exercise price equal to 90% of the initial public offering price.

REGISTRATION RIGHTS

    The Company, SSPR, L.P. ("SSPR"), CRM, Mr. Glydon and JNL (the "Rights Holders") are parties to a Registration Rights Agreement, pursuant to which, upon the request of the Rights Holders, the Company will use its best efforts to effect the registration under the applicable federal and state


                                       42




securities laws of any of the shares of Common Stock held by them for sale in accordance with their intended method of disposition thereof, and will take such other actions as may be necessary to permit the sale thereof in other jurisdictions, subject to certain limitations specified in the Registration Rights Agreement. The Rights Holders will also have the right, which they may exercise at any time and from time-to-time, to include the shares of Common Stock held by it in certain other registrations of common equity securities of the Company initiated by the Company on its own behalf or on behalf of its other stockholders. The Company will agree to pay all out-of-pocket costs and expenses (other than underwriters' discounts and commissions and transfer taxes) in connection with each such registration. The Registration Rights Agreement will contain indemnification and contribution provisions: (i) by the Rights Holders for the benefit of the Company and related persons; and (ii) by the Company for the benefit of the Rights Holders and the other persons entitled to effect registrations of Common Stock pursuant to its terms and related persons.

MASSACHUSETTS LAW AND CERTAIN PROVISIONS OF THE COMPANY'S RESTATED ARTICLES OF ORGANIZATION AND BY-LAWS

    Following the Offering, the Company expects that it will have more than 200 stockholders, thus making it subject to Chapter 110F of the Massachusetts General Laws, an anti-takeover law. In general, this statute prohibits a publicly-held Massachusetts corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless (i) the interested stockholder obtains the approval of the Board of Directors prior to becoming an interested stockholder, (ii) the interested stockholder acquires 90% of the outstanding voting stock of the corporation (excluding shares held by certain affiliates of the corporation) at the time it becomes an interested stockholder, or (iii) the business combination is approved by both the Board of Directors and the holders of two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder). An "interested stockholder" is a person who, together with affiliates and associates, owns (or at any time within the prior three years did own) 5% or more of the outstanding voting stock of the corporation. A "business combination" includes a merger, a stock or asset sale, and certain other transactions resulting in a financial benefit to the interested stockholder.

    Massachusetts General Laws Chapter 156B, Section 50A generally requires that publicly-held Massachusetts corporations have a classified board of directors consisting of three classes as nearly equal in size as possible, unless the corporation elects to opt out of the statute's coverage. The Company's Restated By-Laws, as amended (the "Restated By-Laws"), contain provisions which give effect to Section 50A. See "Management -- Executive Officers and Directors."

    The Company's Restated By-Laws include a provision excluding the Company from the applicability of Massachusetts General Laws Chapter 110D, entitled "Regulation of Control Share Acquisitions." In general, this statute provides that any stockholder of a corporation subject to this statute who acquires 20% or more of the outstanding voting stock of a corporation may not vote such stock unless the stockholders of the corporation so authorize. The Board of Directors may amend the Company's Restated By-Laws at any time to subject the Company to this statute prospectively.

    The Restated By-Laws require that nominations for the Board of Directors made by a stockholder comply with certain notice procedures. A notice by a stockholder of a planned nomination must be given not less than 60 and not more than 90 days prior to a scheduled meeting, provided that if less than 70 days' notice is given of the date of the meeting, a stockholder will have ten days within which to give such notice. The stockholder's notice of nomination must include particular information about the stockholder, the nominee and any beneficial owner on whose behalf the nomination is made. The Company may require any proposed nominee to provide such additional information as is reasonably required to determine the eligibility of the proposed nominee.

    The Restated By-Laws also require that a stockholder seeking to have any business conducted at a meeting of stockholders give notice to the Company not less than 60 and not more than 90 days prior to the scheduled meeting, provided in certain circumstances that a ten-day notice rule applies. The notice from the stockholder must describe the proposed business to be brought before the meeting and

                                       43



include information about the stockholder making the proposal, any beneficial owner on whose behalf the proposal is made, and any other stockholder known to be supporting the proposal. The Restated By-Laws require the Company to call a special stockholders meeting at the request of stockholders holding at least 75% of the voting power of the Company.

    The Restated Bylaws provide that the directors and officers of the Company shall be indemnified by the Company to the fullest extent authorized by Massachusetts law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for or on behalf of the Company. In addition, the Restated Articles provide that the directors of the Company will not be personally liable for monetary damages to the Company for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to the Company or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors.

    The Restated Articles provide that any amendment to the Restated Articles, the sale, lease or exchange of all or substantially all of the Company's property and assets, or the merger or consolidation of the Company into or with any other corporation may be authorized by the approval of the holders of a majority of the shares of each class of stock entitled to vote thereon, rather than by two-thirds as otherwise provided by statute, provided that the transactions have been authorized by a majority of the members of the Board of Directors and the requirements of any other applicable provisions of the Restated Articles have been met.

    In addition, the Restated Articles provide that shares of the Company's Preferred Stock may be issued in the future without stockholder approval and upon such terms and conditions, and having such rights, privileges and preferences, as the Board of Directors may determine. See "Description of Capital Stock -- Preferred Stock".

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company.

                                       44



                         SHARES ELIGIBLE FOR FUTURE SALE

    Upon the closing of the Offering, the Company will have 3,196,457 shares of Common Stock outstanding. Of these shares, the 1,375,000 shares sold in the Offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased by "affiliates" of the Company, as that term is defined in Rule 144 ("Rule 144") under the Securities Act ("Affiliates"), may generally only be sold in compliance with the limitations of Rule 144 described below.

SALES OF RESTRICTED SHARES

    The remaining 1,821,457 shares of Common Stock are deemed "Restricted Shares" under Rule 144. All of the Restricted Shares will become eligible for sale in the public market in accordance with Rule 144 or Rule 701 under the Securities Act beginning 90 days after the date hereof; all of these shares are subject to Lock-up Agreements. In addition, SSPR has the right to have its Restricted Shares registered by the Company under the Securities Act as described below.

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an Affiliate, who has beneficially owned Restricted Shares for at least one year is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of
(i) one percent of the then outstanding shares of Common Stock (approximately 31,965 shares immediately after the Offering) or (ii) the average weekly trading volume in the Common Stock in the Nasdaq National Market during the four calendar weeks preceding the date on which notice of such sale is filed. In addition, under Rule 144(k), a person who is not an Affiliate and has not been an Affiliate for at least three months prior to the sale and who has beneficially owned Restricted Shares for at least two years may resell such shares without compliance with the foregoing requirements. In meeting the one and two year holding periods described above, a holder of Restricted Shares can include the holding periods of a prior owner who was not an Affiliate.

    Rule 701 under the Securities Act provides that the shares of Common Stock acquired on the exercise of currently outstanding options may be resold by persons, other than Affiliates, beginning 90 days after the date of this prospectus, subject only to the manner of sale provisions of Rule 144, and by Affiliates, beginning 90 days after the date of this prospectus, subject to all of the provisions of Rule 144 other than the minimum holding period.

OPTIONS AND WARRANTS

    As of the closing of the Offering, options to purchase a total of 268,214 shares of Common Stock will be outstanding and held by employees and directors of the Company. In addition, as of such date, JNL will hold warrants to purchase 237,175 shares of Common Stock. All of the shares issuable pursuant to such options and warrants are subject to Lock-up Agreements.

    The Company intends to file one or more registration statements on Form S-8 under the Securities Act to register all shares of Common Stock subject to outstanding employee stock options and Common Stock issuable pursuant to the Company's stock option plans that do not qualify for an exemption under Rule 701 from the registration requirements of the Securities Act. The Company expects to file these registration statements shortly following the closing of the Offering, and such registration statements are expected to become effective upon filing. Shares covered by these registration statements will thereupon be eligible for sale in the public markets, subject to the Lock-up Agreements.

LOCK-UP AGREEMENTS

     All of the Company's stockholders, optionholders and warrantholders have agreed, pursuant to the Lock-up Agreements, that they will not, directly or indirectly, offer, sell, offer to sell, contract to sell, grant any option to purchase or otherwise sell or dispose of (or announce any offer, sale, offer of sale, contract of sale, grant of any option to purchase or any other sale or disposition) any shares of Common


                                       45




Stock or other capital stock of the Company or any securities convertible into, or exercisable or exchangeable for, any shares of Common Stock or other capital stock of the Company for a period of 180 days after the date of this prospectus without the prior written consent of H.C. Wainwright & Co., Inc.

REGISTRATION RIGHTS

     SSPR, CRM, JNL and Mr. Glydon are parties to a registration rights agreement with the Company pursuant to which they will be entitled to require the Company to register under the Securities Act all or any portion of the outstanding Common Stock then owned by them. See "Description of Capital Stock -- Registration Rights."


                                       46




                               UNDERWRITING

    Subject to the terms and conditions contained in an underwriting agreement (the "Underwriting Agreement"), the Company has agreed to sell to each of the Underwriters named below (the "Underwriters"), for whom H.C. Wainwright & Co., Inc. and Cruttenden Roth Incorporated are acting as representatives (the "Representatives"), and each of the Underwriters has severally agreed to purchase from the Company the respective number of shares of Common Stock set forth opposite its name below at the initial public offering price less the underwriting discount set forth on the cover page of this prospectus. The
Underwriting Agreement provides that subject to the terms and conditions set forth therein, the Underwriters are obligated to purchase all of the shares of Common Stock being sold pursuant to the Underwriting Agreement if any of the shares of Common Stock are purchased. Under certain circumstances, under the Underwriting Agreement, the commitments of non-defaulting Underwriters may be increased.

                                                                        NUMBER OF
                             UNDERWRITER                                 SHARES
                             -----------                                 ------
H.C. Wainwright & Co., Inc.
Cruttenden Roth Incorporated
                                                                       ---------
       Total                                                           1,375,000
                                                                       =========

    The Representatives have advised the Company that the Underwriters propose initially to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this prospectus, and to certain dealers at such price less a concession not in excess of $ per share. The Underwriters may allow, and such dealers may reallow, a discount not in excess of $ per share of Common Stock on sales to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

    The Company has granted the Underwriters an option to purchase up to an additional 206,250 shares of Common Stock at the initial public offering price set forth on the cover page of this prospectus, less the underwriting discount. Such option, which will expire 30 days after the date of this prospectus, may be exercised solely to cover overallotments, if any, made in connection with the sale of shares of Common Stock offered hereby. To the extent that the Underwriters exercise this option, each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage thereof which the number of shares of Common Stock to be purchased initially by that Underwriter bears to the total number of shares of Common Stock to be purchased initially by the Underwriters. If purchased, the Underwriters will offer such additional shares on the same terms as those on which the 1,375,000 shares of Common Stock are being offered hereby.

In connection with the Offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock, including overallotments, entering stabilizing bids, effecting syndicate short covering transactions and penalty bids. An overallotment means the confirming of sales of Common Stock in excess of the number of shares of Common Stock offered hereby. A stabilizing bid means the placing of any bid, or effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of the Common Stock. A syndicate short covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the Offering. A penalty bid means an arrangement that permits the Representatives to reclaim a selling concession from a syndicate member in connection with the Offering when shares of Common Stock sold by the syndicate member are


                                       47



purchased in syndicate covering transactions. Such transactions may stabilize the market price of the Common Stock at a level above that which might otherwise prevail and, if commenced, may be discontinued at any time.

    On the closing of the Offering, the Company will sell to the Representatives, individually and not as representatives of the Underwriters, for nominal consideration, the Representatives' Warrants entitling the Representatives to purchase an aggregate of 137,500 shares of Common Stock at an initial exercise price per share equal to 150% of the initial public offering price hereunder. The Representatives' Warrants will be exercisable for a period of four years commencing one year after the date of this prospectus and will contain certain demand and incidental registration rights relating to the underlying Common Stock. The Representatives' Warrants cannot be transferred, assigned or hypothecated, in whole or in part, for a period of twelve months from the date of their issuance, except that they may be assigned to any officer or partner of the Representatives.

    For the life of the Representatives' Warrants, their holders have the opportunity to profit from a rise in the market price of the Common Stock without assuming the risk of ownership, with a resulting dilution in the interest of other security holders. As long as the Representatives' Warrants remain unexercised, the terms under which the Company could obtain additional capital may be adversely affected. Moreover, the holders of the Representatives' Warrants might be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital by a new offering of its securities on terms more favorable than those provided by the Representatives' Warrants. Additionally, if the Representatives should exercise their registration rights to effect a distribution of the underlying shares of Common Stock, the Representatives, prior to and during such distribution, would be unable to make a market in the Common Stock. If the Representatives must cease making a market, the market and market price for the Common Stock may be adversely affected and holders of the Common Stock may be unable to sell the Common Stock.

    The Company has agreed to pay the Representatives a non-accountable expense allowance of one percent (1.0%) of the gross proceeds of the Offering, which will include proceeds from the overallotment option, if exercised. The Representatives' expenses in excess of the non-accountable expense allowance, including their legal expenses, will be borne by the Representatives.

    The Company has granted H.C. Wainwright & Co., Inc. the right to act as the Company's managing underwriter and financial advisor on an exclusive basis until December 16, 1998 with respect to any sales of equity securities by the Company, any sale or disposition of the Company or any of its assets or the acquisition by the Company of any securities or assets of any other business entity.

    The Underwriters do not intend to sell any of the Company's securities to accounts for which they exercise discretionary authority.

    The Company and the holders of all of the Common Stock and options and warrants to purchase Common Stock outstanding prior to the Offering have agreed that they will not offer, contract, sell or otherwise dispose of directly or indirectly any shares of Common Stock for a period of 180 days following the date of this prospectus, without the prior written consent of the
Representatives except, in the case of the Company, for the shares of Common Stock offered hereby, the issuance of shares of Common Stock upon the exercise of outstanding stock options and any additional stock options granted under the 1997 Equity Incentive Plan and 1997 Non-Employee Director Stock Option Plan, and the issuance of shares of Common Stock as consideration for the acquisition of one or more businesses provided the recipients thereof agree in writing to be bound by the same restrictions, and, in the case of the stockholders, for gifts of the Common Stock provided the donee agrees in writing to be bound by the same restrictions.

    Prior to the Offering, there has been no public market for the Common Stock. The initial public offering price of the Common Stock will be determined by negotiations among the Company and the Underwriters. Among the factors to be considered in such negotiations, in addition to prevailing market conditions, will be certain financial information of the Company, an assessment of the Company's management, estimates of the business potential and earnings prospects of the Company, the present state of the Company's development and operations, the present


                                       48




state of the Company's industry in general and other factors deemed relevant. The initial public offering price set forth on the cover page of this prospectus should not, however, be considered an indication of the actual value of the Common Stock. Such price is subject to change as a result of market conditions and other factors. There can be no assurance that an active trading market will develop for the Common Stock or that the Common Stock will trade in the public market subsequent to the Offering at or above the initial public offering price.

    The Company has agreed to indemnify the Underwriters against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended, or contribute to payments the Underwriters may be required to make in respect thereof.

                               LEGAL MATTERS

    The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts. Certain legal matters in connection with the Offering will be passed upon for the Underwriters by Goodwin, Procter & Hoar LLP, Boston, Massachusetts.

                                  EXPERTS

The financial statements of the Company as of and for the fiscal year ended October 31, 1996 included in this prospectus and elsewhere in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report. The financial statements of the Company as of October 31, 1995 and for the fiscal years ended October 31, 1994 and 1995 included in this prospectus have been so included in reliance on the report of Richard A. Eisner & Company, LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                    CHANGE IN INDEPENDENT PUBLIC ACCOUNTANTS

    Richard A. Eisner & Company, LLP was the Company's independent accountant for the periods prior to October 31, 1995. The change in the independent accountant from Richard A. Eisner & Company, LLP to Arthur Andersen LLP was approved by the Board of Directors. During the period of Richard A. Eisner & Company, LLP's engagement by the Company, there were no disagreements between Richard A. Eisner & Company, LLP and the Company on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure and no reportable events relating to the relationship between the Company and Richard A. Eisner & Company, LLP.

                          ADDITIONAL INFORMATION

    The Company has filed with the Commission a Registration Statement on Form S-1 (including all amendments thereto, the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the Commission, this prospectus omits certain information contained in the Registration Statement. For further information with respect to the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any agreement or other document filed as an exhibit to the Registration Statement are not necessarily complete, and in each instance reference is made to the copy of such agreement filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, DC 20549, and copies of all or any part thereof may be obtained from such office upon payment of the prescribed fees. In addition, the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants (including the Company) that file electronically with the Commission which can be accessed at http://www.sec.gov.

    The Company intends to furnish holders of its Common Stock offered hereby with annual reports containing financial statements audited by an independent accounting firm and with quarterly reports containing unaudited summary financial statements for each of the first three quarters of each fiscal year.


                                       49



                          EARTH AND OCEAN SPORTS, INC.
                          INDEX TO FINANCIAL STATEMENTS

                                                                                                              PAGE
                                                                                                              ----
Report of Independent Public Accountants ...............................................................       F-2

Report of Independent Public Accountants ...............................................................       F-3

Balance Sheets As of October 31, 1995 and 1996 and January 31, 1997 (Unaudited) and  Pro Forma
  Balance Sheet as of January 31, 1997 (Unaudited) .....................................................       F-4

Statements of Operations for the Years Ended October 31, 1994, 1995 and 1996 and
  the Three Months Ended January 31, 1996 and 1997 (Unaudited) .........................................       F-5

Statements of Stockholders' Equity (Deficit) for the Years Ended October 31, 1994,
  1995  and  1996 and the  Three  Months  Ended  January  31,  1997
  (Unaudited)  and Pro  Forma  Statement  of  Stockholders'  Equity
  (Deficit) for the Three Months Ended January 31, 1997 (Unaudited) ....................................       F-6

Statements of Cash Flows for the Years Ended October 31, 1994, 1995 and 1996 and
  the Three Months Ended January 31, 1996 and 1997 (Unaudited) .........................................       F-7

Notes to Financial Statements ..........................................................................       F-8


                                      F-1




After the 1.684575-for-1 stock split discussed in Note 11 (a) to the Company's financial statements is effected, we expect to be in a position to render the following audit report.

                                            ARTHUR ANDERSEN LLP

Boston, Massachusetts
March 27, 1997


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Earth and Ocean Sports, Inc.:

    We have audited the accompanying balance sheet of Earth and Ocean Sports, Inc. ( a Massachusetts Corporation) as of October 31, 1996, and the related statements of operations, stockholders' equity (deficit) and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Earth and Ocean Sports, Inc. as of October 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

Boston, Massachusetts
February 13, 1997
(except with respect to Note (6),
as to which the date is March 27, 1997)

                                       F-2





After the 1.684575-for-1 stock split discussed in Note 11 (a) to the Company's financial statements is effected, we expect to be in a position to render the following audit report.

                                         /s/ RICHARD A. EISNER & COMPANY, LLP



Cambridge, Massachusetts
March 27, 1997

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To EARTH AND OCEAN SPORTS, INC.:

    We have audited the  accompanying  balance  sheet of Earth and Ocean Sports,
Inc. (a Massachusetts Corporation) as of October 31, 1995, and the related statements of operations, stockholders' equity (deficit) and cash flows for each of the two years in the period ended October 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements enumerated above present fairly, in all material respects, the financial position of Earth and Ocean Sports, Inc. at October 31, 1995, and the results of its operations and its cash flows for each of the two years in the period ended October 31, 1995, in conformity with generally accepted accounting principles.

Cambridge, Massachusetts
December 29, 1995


                                      F-3




                          EARTH AND OCEAN SPORTS, INC.
                                 BALANCE SHEETS


                                                                        OCTOBER 31,
                                                                    -------------------                   PRO FORMA
                                                                                            JANUARY 31,   JANUARY 31,
                                                                    1995         1996          1997          1997
                                                                    ----         ----          ----          ----
                                                                                                   (UNAUDITED)
                                                        ASSETS
CURRENT ASSETS:
   Cash                                                           $   33,800  $     8,055  $      4,115   $     4,115
   Accounts receivable, net of allowance for doubtful accounts of $38,000, $152,000 and $162,000 in 1995, 1996 and 1997,
     respectively                                                  1,431,200    2,167,653     2,767,074     2,767,074
   Inventories                                                     1,813,600    3,220,612     3,133,588     3,133,588
   Prepaid expenses and other current assets                         305,000      408,630       413,194       413,194
                                                                     -------      -------       -------       -------
       Total current assets                                        3,583,600    5,804,950     6,317,971     6,317,971
PROPERTY AND EQUIPMENT, NET                                        1,570,700    2,779,770     2,676,625     2,676,625
INTANGIBLE ASSETS, NET                                             1,079,900    1,080,104     1,179,618     1,179,618
                                                                   ---------    ---------     ---------     ---------
                                                                 $ 6,234,200  $ 9,664,824  $ 10,174,214  $ 10,174,214
                                                                 ===========  ===========  ============  ============

                                    LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
   Revolving line of credit                                      $ 2,365,500  $ 3,964,697  $  3,739,992  $  3,739,992
   Current portion of long-term debt obligations                     319,700      460,034       527,446       527,446
   Accounts payable                                                  710,700    1,593,533     1,961,647     1,961,647
   Accrued expenses                                                  370,800      510,937       176,481       176,481
   Interest payable to principal stockholder                         312,600      239,463       287,255       287,255
                                                                     -------      -------       -------       -------
       Total current liabilities                                   4,079,300    6,768,664     6,692,821     6,692,821
                                                                   ---------    ---------     ---------     ---------
LONG-TERM DEBT OBLIGATIONS, LESS CURRENT PORTION                     434,200      538,836       345,095       345,095
                                                                     -------      -------       -------       -------
SUBORDINATED NOTE PAYABLE TO PRINCIPAL STOCKHOLDER                 1,775,000    2,700,000     3,800,000     2,050,000
                                                                   ---------    ---------     ---------     ---------
COMMITMENTS AND CONTINGENCIES (NOTE 9)

STOCKHOLDERS' EQUITY (DEFICIT):
   Preferred stock -- $.01 par value --
     Authorized -- 500,000 shares
     Issued and outstanding -- none                                   --           --           --            --

   Common stock -- $.01 par value --
     Authorized -- 15,000,000 shares
     Issued and outstanding -- 1,263,431 shares in 1995, 1,493,207
     shares in 1996 and 1997 and 1,821,457 shares pro forma           12,634       14,932        14,932        18,214
   Additional paid-in capital                                        137,366      137,366       137,366     2,979,084
   Accumulated deficit                                              (204,300)    (494,974)     (816,000)   (1,911,000)
                                                                    --------     --------      --------    ----------
       Total stockholders' equity (deficit)                          (54,300)    (342,676)     (663,702)    1,086,298
                                                                     -------     --------      --------     ---------
                                                                 $ 6,234,200  $ 9,664,824  $ 10,174,214  $ 10,174,214
                                                                 ===========  ===========  ============  ============

   The accompanying notes are an integral part of these financial statements.

                                      F-4




                          EARTH AND OCEAN SPORTS, INC.
                            STATEMENTS OF OPERATIONS


                                                            YEARS ENDED                    THREE MONTHS ENDED
                                                            OCTOBER 31,                        JANUARY 31,
                                                  -------------------------------         -------------------
                                                  1994         1995          1996          1996          1997
                                                  ----         ----          ----          ----          ----
                                                                                               (UNAUDITED)
NET SALES                                     $ 9,143,800  $ 11,371,900  $ 12,404,051  $ 2,028,900  $  2,874,662
COST OF GOODS SOLD                              5,568,900     7,029,600     7,585,115    1,275,900     2,030,589
                                                ---------     ---------     ---------    ---------     ---------
       Gross profit                             3,574,900     4,342,300     4,818,936      753,000       844,073
                                                ---------     ---------     ---------      -------       -------
OPERATING EXPENSES:
   Product development and engineering            188,400       236,300       338,300       67,500       152,900
   Selling and marketing                        1,633,600     1,898,600     2,704,179      533,700       500,669
   General and administrative                     797,100       897,600       938,055      190,100       284,632
   Amortization of intangible assets              499,600       680,700       532,424      165,500        43,289
                                                  -------       -------       -------      -------        ------
       Total operating expenses                 3,118,700     3,713,200     4,512,958      956,800       981,490
                                                ---------     ---------     ---------      -------       -------
       Income (loss) from operations              456,200       629,100       305,978     (203,800)     (137,417)
INTEREST EXPENSE                                 (439,400)     (554,700)     (596,652)    (133,700)     (183,609)
                                                 --------      --------      --------     --------      --------
       Income (loss) before provision (benefit)
        for income taxes                           16,800        74,400      (290,674)    (337,500)     (321,026)
PROVISION (BENEFIT) FOR INCOME TAXES              (19,900)       16,000       --            --           --
                                                 --------      --------      --------     --------      --------
       Net income (loss)                       $   36,700   $    58,400   $  (290,674) $  (337,500)  $  (321,026)
                                               ==========   ===========   ===========  ===========   ===========

NET INCOME (LOSS) PER COMMON AND COMMON
  EQUIVALENT SHARE (Note 2)                    $     0.02   $      0.03   $     (0.14)  $    (0.17)  $     (0.16)
                                               ==========   ===========   ===========   ==========   ===========
WEIGHTED AVERAGE COMMON AND COMMON EQUIVALENT
  SHARES OUTSTANDING (Note 2)                   2,039,720     2,039,720     2,039,720    2,039,720     2,039,720
                                                =========     =========     =========    =========     =========
SUPPLEMENTAL NET INCOME (LOSS) PER COMMON AND
  COMMON EQUIVALENT SHARE (Note 2)                                        $      0.11                $     (0.05)
                                                                          ===========                ===========
SUPPLEMENTAL WEIGHTED AVERAGE COMMON AND COMMON
  EQUIVALENT SHARES OUTSTANDING (Note 2)                                    2,721,891                  2,812,815
                                                                            =========                  =========

   The accompanying notes are an integral part of these financial statements.


                                      F-5





                          EARTH AND OCEAN SPORTS, INC.
                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)


                                                              COMMON STOCK
                                                              ------------
                                                                                                                TOTAL
                                                                                 ADDITIONAL                 STOCKHOLDERS'
                                                                      $.01 PAR    PAID-IN     ACCUMULATED       EQUITY
                                                           SHARES      VALUE      CAPITAL       DEFICIT       (DEFICIT)
                                                           ------      -----      -------       -------       ---------
BALANCE, OCTOBER 31, 1993                                 1,263,431   $12,634    $  137,366   $  (299,400)  $   (149,400)
   Net income                                                --         --           --            36,700         36,700
                                                            -------     -----     ---------    ----------      ---------
BALANCE, OCTOBER 31, 1994                                 1,263,431    12,634       137,366      (262,700)      (112,700)
   Net income                                                --         --           --            58,400         58,400
                                                            -------     -----     ---------    ----------      ---------
BALANCE, OCTOBER 31, 1995                                 1,263,431    12,634       137,366      (204,300)       (54,300)
   Issuance of common stock under management incentive
    plan                                                    229,776     2,298        --           --               2,298
   Net loss                                                  --         --           --          (290,674)      (290,674)
                                                            -------     -----     ---------    ----------      ---------
BALANCE, OCTOBER 31, 1996                                 1,493,207    14,932       137,366      (494,974)      (342,676)
   Net loss (Unaudited)                                      --         --           --          (321,026)      (321,026)
                                                            -------     -----     ---------    ----------      ---------
BALANCE, JANUARY 31, 1997 (Unaudited)                     1,493,207    14,932       137,366      (816,000)      (663,702)
                                                          =========   =======    ==========   ===========   ============
   Issuance of common stock to CRM (Unaudited)              109,500     1,095     1,093,905    (1,095,000)       --
                                                            -------     -----     ---------    ----------      ---------
    Conversion of subordinated note payable to principal
     stockholder (Unaudited)                                218,750     2,187     1,747,813       --           1,750,000
                                                            -------     -----     ---------    ----------      ---------
PRO FORMA BALANCE, JANUARY 31, 1997 (Unaudited)          $1,821,457   $18,214    $2,979,084   $(1,911,000)    $1,086,298
                                                          =========    ======     =========    ==========      =========

   The accompanying notes are an integral part of these financial statements.


                                      F-6



                       EARTH AND OCEAN SPORTS, INC.
                         STATEMENTS OF CASH FLOWS


                                                              FOR THE YEARS ENDED                THREE MONTHS ENDED
                                                                  OCTOBER 31,                       JANUARY 31,
                                                      -----------------------------------    -----------------------
                                                        1994          1995          1996         1996         1997
                                                        ----          ----          ----         ----         ----
                                                                                                    (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income (loss)                                  $  36,700  $     58,400  $   (290,674) $ (337,500)  $ (321,026)
   Adjustments to reconcile net income (loss) to net
     cash provided by (used in) operating activities--
       Depreciation and amortization                    801,800       843,500     1,012,404     236,400       210,665
       Changes in current assets and liabilities, net
        of acquisition of product lines --
          Accounts receivable                          (124,900)     (566,800)     (736,453)   (526,100)     (599,421)
          Inventories                                  (780,200)      117,000    (1,380,258)   (666,400)       87,024
          Prepaid expenses and other current
           assets                                       (32,500)     (238,700)     (103,629)    254,500        (4,565)
          Accounts payable                              287,700       123,300       975,214     539,800       368,114
          Accrued expenses                              (85,000)       41,100      (209,863)   (298,600)     (509,456)
          Interest payable to principal stockholder     162,900       109,000       (73,137)    (22,000)       47,792
                                                        -------       -------       -------     -------        ------
             Net cash provided by (used in)
               operating activities                     266,500       486,800      (806,396)   (819,900)     (720,873)
                                                        -------       -------      --------    --------      --------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Acquisition of product lines (see below)            (143,400)     (168,000)     (607,342)     --            --
   Increase (decrease) in intangible assets             --            --            (93,657)    (28,900)       17,858
   Purchases of property and equipment                 (283,300)     (632,600)     (986,276)   (112,200)      (49,890)
                                                       --------      --------      --------    --------       -------
             Net cash used in investing activities     (426,700)     (800,600)   (1,687,275)   (141,100)      (32,032)
                                                       --------      --------    ----------    --------       -------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Net borrowings (repayments) under revolving line
     of credit                                        1,129,600       541,500     1,599,197     666,300      (224,705)
   Proceeds from long-term debt obligations             400,000     3,224,800       925,000     400,000     1,100,000
   Payments on long-term debt obligations            (1,318,900)   (3,435,900)     (232,526)   (108,300)      (77,776)
   Proceeds under capital leases                        --            --            239,343      --            --
   Payments under capital leases                        (24,100)      (15,500)      (65,386)    (18,300)      (48,554)
   Proceeds from issuance of stock under management
     incentive plan                                     --            --              2,298      --            --
                                                       --------      --------    ----------    --------       -------
             Net cash provided by financing
               activities                               186,600       314,900     2,467,926     939,700       748,965
                                                       --------      --------    ----------    --------       -------
NET INCREASE (DECREASE) IN CASH                          26,400         1,100       (25,745)    (21,300)       (3,940)
CASH, BEGINNING OF PERIOD                                 6,300        32,700        33,800      33,800         8,055
                                                       --------      --------    ----------    --------       -------
CASH, END OF PERIOD                                 $    32,700  $     33,800  $      8,055  $   12,500   $     4,115
                                                    ===========  ============  ============  ==========   ===========
ACQUISITION OF PRODUCT LINES:
   Working capital                                  $     5,400  $    (61,700) $   (119,136) $   --       $    --
   Property and equipment                              (275,300)      (92,400)     (354,014)     --            --
   Patents and trademarks                               (86,700)     (150,000)     (407,692)     --            --
   Goodwill                                             (15,000)      (43,900)      (76,500)     --            --
   Liabilities assumed                                  --            180,000       350,000      --            --
   Note payable issued                                  228,200       --            --           --            --
                                                       --------      --------    ----------    --------       -------
             Net cash used to acquire product
               lines                                $  (143,400) $   (168,000) $   (607,342) $   --       $    --
                                                    ===========  ============  ============  ==========    ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
   Cash paid during the period for --
       Interest                                     $   274,000  $    444,000  $    669,818  $ 155,700    $  135,817
                                                    ===========  ============  ============  =========    ==========
       Income taxes                                 $    18,500  $        800  $      1,256  $   --       $   --
                                                    ===========  ============  ============  =========    ==========
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND
  FINANCING ACTIVITIES:

  Equipment acquired under capital leases           $  --        $     23,047  $    303,539   $  --        $   --
                                                    ===========  ============  ============  =========    ==========

   The accompanying notes are an integral part of these financial statements.


                                      F-7




                          EARTH AND OCEAN SPORTS, INC.
                          NOTES TO FINANCIAL STATEMENTS

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(1) OPERATIONS

     Earth and Ocean Sports, Inc. (the Company) is a manufacturer, distributor and marketer of premium name brand surf, water and snow sports products for recreational markets. The Company's products include bodyboards, wakeboards, snowboards and related accessories. The Company was incorporated in Massachusetts on July 13, 1993.

    The Company is subject to a number of risks which include the ability to finance future operations. The Company has historically financed its operations with borowings from its principal stockholder and its bank. On March 26, 1997, the Company entered into a new credit facility (see Note 6).

(2) SIGNIFICANT ACCOUNTING POLICIES

    The accompanying financial statements reflect the application of certain accounting policies described below and elsewhere in the accompanying notes to financial statements.

(a) Pro Forma Information

    The pro forma balance sheet and statement of stockholders' equity (deficit) as of January 31, 1997 gives effect to the conversion of $1,750,000 of subordinated indebtedness to the principal stockholder into 218,750 shares of common stock on March 17, 1997 and the issuance of 109,500 shares valued at $10 per share to CR Management Associates, L.P. (CRM) as consideration for amending the management agreement effective upon consummation of the Company's proposed initial public offering (see Note 9). The Company will record a charge to operations for the value of such shares upon the consummation of the Company's proposed initial public offering.

(b) Interim Financial Statements

    The accompanying balance sheet as of January 31, 1997, and the statements of operations and cash flows for the three months ended January 31, 1996 and January 31, 1997, and the statement of stockholders' equity (deficit) for the three months ended January 31, 1997 are unaudited, but in the opinion of management, include all adjustments (consisting of normal, recurring adjustments) necessary for a fair presentation of results for these interim periods. The results of operations for the three months ended January 31, 1997 are not necessarily indicative of the results to be expected for the entire fiscal year.

(c) Use of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(d) Cash Equivalents

    The Company considers all highly liquid investments with original purchase maturities of three months or less to be cash equivalents. There were no cash equivalents at October 31, 1995 and 1996 and January 31, 1997.

(e) Inventories

    Inventories are stated at the lower of cost (first-in, first-out) or market and consist of the following:

                                            OCTOBER 31,
                                       ----------------------   JANUARY 31,
                                         1995         1996         1997
                                       ---------    ---------    ---------
Raw materials ...................     $   642,200  $ 1,380,743  $ 1,457,804
Work-in-process .................           7,300       --          101,929
Finished goods ..................       1,164,100    1,839,869    1,573,855
                                        ---------    ---------    ---------
                                      $ 1,813,600  $ 3,220,612  $ 3,133,588
                                      ===========  ===========  ===========

    Work-in-process and finished goods inventories consist of material, labor and manufacturing overhead.


                                      F-8



                          EARTH AND OCEAN SPORTS, INC.
                   NOTES TO FINANCIAL STATEMENTS - (CONTINUED)

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)



(2) SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

(f) Depreciation and Amortization

    Property and equipment are stated at cost. The Company provides for depreciation and amortization on property and equipment using the straight-line method by charges to operations that allocate the cost of assets over their estimated useful lives. The cost of property and equipment and their estimated useful lives are as follows:


                                                                     OCTOBER 31,
                                                 ESTIMATED     ----------------------     JANUARY 31,
ASSET CLASSIFICATION                            USEFUL LIFE       1995         1996          1997
--------------------                            -----------       ----         ----          ----
Machinery and equipment .....................     7 Years      $1,263,835  $ 1,598,330  $  1,607,007
Equipment under capital leases ..............  Life of lease       95,565      636,714       636,714
Plates, dies and molds ......................     5 Years         555,600    1,256,248     1,297,406
Construction in progress ....................       --             98,700        9,165        26,213
Leasehold improvements ......................  Life of lease        9,000      166,072       149,079
                                                                    -----      -------       -------
                                                                2,022,700    3,666,529     3,716,419
Less -- Accumulated depreciation and
  amortization ..............................                     452,000      886,759     1,039,794
                                                                  -------      -------     ---------
                                                               $1,570,700  $ 2,779,770  $  2,676,625
                                                               ==========  ===========  ============

(g) Intangible Assets

    Patents, trademarks and goodwill are being amortized on a straight-line basis over their estimated useful lives. Noncompete, consulting and supply agreements are amortized on a straight-line basis over the lives of the agreements.

Intangible assets consist of the following:


                                                                   OCTOBER 31,
                                                ESTIMATED    ----------------------     JANUARY 31,
ASSET CLASSIFICATION                           USEFUL LIFE      1995         1996          1997
--------------------                           -----------      ----         ----          ----
Noncompete agreement .......................     3 Years     $1,318,000  $ 1,318,000  $  1,318,000
Supply agreement ...........................     5 Years        500,000      500,000       500,000
Goodwill ...................................    15 Years         93,700      173,920       175,200
Patents ....................................   7-15 Years       208,000      253,727       254,112
Trademarks .................................    15 Years        150,000      566,949       570,427
Other ......................................     3 Years        115,900      141,053       143,053
Deferred financing costs ...................     3 Years         68,100       77,900       227,899
                                                                ------       ------       -------
                                                              2,453,700    3,031,549     3,188,691
Less -- Accumulated amortization ...........                  1,373,800    1,951,445     2,009,073
                                                              ---------    ---------     ---------
                                                             $1,079,900  $ 1,080,104  $  1,179,618
                                                             ==========  ===========  ============


                                      F-9




                          EARTH AND OCEAN SPORTS, INC.
                   NOTES TO FINANCIAL STATEMENTS - (CONTINUED)

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)



(2) SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

(h) Concentration of Credit Risk

    Statement of Financial Accounting Standards (SFAS) No. 105, Disclosure of Information About Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk, requires disclosure of any significant off-balance-sheet and credit risk concentrations. The Company has no significant off-balance-sheet concentration of credit risk such as foreign exchange contracts, options contracts or other foreign hedging arrangements. The Company's accounts receivable credit risk is not concentrated within any geographic area and no customer represented a significant credit risk to the Company. One customer accounted for approximately 11.5%, 15.5%, 11.4%, 10.4% and 21.7% of net sales for the years ended October 31, 1994, 1995 and 1996 and the three months ended January 31, 1996 and 1997, respectively.

(i) Fair Value of Financial Instruments

    The carrying amount of the Company's financial instruments, which include cash, accounts receivable, revolving line of credit, accounts payable and notes payable, approximate their fair value.

(j) Net Income (Loss) Per Common and Common Equivalent Share

    Net income per common and common equivalent share is based on the weighted average number of common and common equivalent shares outstanding during the periods, computed in accordance with the treasury stock method. Net loss per common and common equivalent share is based upon the weighted average number of common shares outstanding. The weighted average number of common and common equivalent shares outstanding used in computing net income (loss) assumes that common stock issued and common stock options and warrants granted in the twelve months preceding the Company's proposed initial public offering have been outstanding for all periods presented, computed in accordance with the treasury stock method.

(k) Supplemental Net Income (Loss) Per Common and Common Equivalent Share

    Supplemental net income (loss) per common and common equivalent share gives effect to the (i) the conversion of $1,750,000 of subordinated indebtedness to principal stockholder into 218,750 shares of common stock and (ii) the use of net proceeds of the proposed initial public offering to repay $1,189,463 and $2,337,200 at October 31, 1996 and January 31, 1997, respectively, to principal stockholder and $4,839,689 and $4,495,500 at October 31, 1996 and January 31, 1997, respectively, to the Company's bank as if these events had occurred at the beginning of each period.

    Supplemental net income (loss) consists of net income (loss) increased or decreased by the effect of reduced interest expense associated with (i) and (ii) above. Supplemental net income (loss) per common and common equivalent share represents supplemental net income (loss) divided by the supplemental weighted average common and common equivalent shares outstanding.

(l) Postretirement Benefits

     The Company has no obligations for postretirement benefits under SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, or postemployment benefits under SFAS No. 112, Employers' Accounting for Postemployment Benefits, as it does not currently offer such benefits.


                                      F-10





                          EARTH AND OCEAN SPORTS, INC.
                   NOTES TO FINANCIAL STATEMENTS - (CONTINUED)

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)



(2) SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

(m) Asset Carrying Values

    The Company applies SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets To Be Disposed Of. SFAS No. 121 requires the Company to continually evaluate whether events and circumstances have occurred that indicate that the estimated remaining useful life of long-lived assets and certain identifiable intangibles and goodwill may warrant revision or that the carrying value of these assets may be impaired. To compute whether assets have been impaired, the estimated gross cash flows for the estimated remaining useful life of the asset are compared to the carrying value. To the extent that the gross cash flows are less than the carrying value, the assets are written down to the estimated fair value of the asset. The application of this standard did not have a material effect on the Company's financial position or results of operations.

(n) Accounting for Stock-based Compensation

    In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, Accounting for Stock-Based Compensation. The Company has determined that it will continue to account for stock-based compensation for employees under Accounting Principles Board (APB) Opinion No. 25 and elect the disclosure-only alternative under SFAS No. 123. The Company is required to disclose the pro forma net income or loss and per share amounts in the notes to the financial statements using the fair-value-based method. The Company has computed the pro forma disclosures required under SFAS No. 123 for all options granted for the year ended October 31, 1996 and the three months ended January 31, 1997 using the Black-Scholes option pricing model prescribed by SFAS No. 123. The effect of SFAS No. 123 on pro forma net loss was not material for the year ended October 31, 1996 or the three months ended January 31, 1997. The Company has not computed the pro forma effect for the year ended October 31, 1995 or the three months ended January 31, 1996, as there were no options granted or outstanding during those periods.

(o) Reclassifications

    Certain  amounts  in  the  prior  year's  financial   statements  have  been
reclassified in order to conform with the current year's presentation.

(3) ACQUISITIONS

    On July 13, 1993, in connection with the Company's formation, pursuant to an asset purchase and sale agreement with a corporation, the Company acquired certain assets and assumed certain liabilities of a division of a business for consideration consisting of $2,525,000 in cash and $1,100,000 of deferred payments, which were recorded at their discounted value of $929,700 to reflect imputed interest. The purchase price was allocated to the assets acquired and liabilities assumed as follows:



      Inventory ........................................ $   919,600
      Property and equipment ...........................     714,700
      Covenant not to compete ..........................   1,300,000
      Supply agreement .................................     500,000
      Goodwill and other assets ........................     209,300
      Assumed liabilities ..............................    (188,900)
                                                            --------
             Total .....................................   3,454,700
                                                            =========

                                      F-11






                          EARTH AND OCEAN SPORTS, INC.
                   NOTES TO FINANCIAL STATEMENTS - (CONTINUED)

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)



(3) ACQUISITIONS -- (CONTINUED)

    In March 1994, pursuant to an asset purchase agreement with a corporation, the Company acquired certain assets and assumed certain liabilities for consideration consisting of $143,400 in cash, including acquisition costs, and a $253,300 note payable, which was recorded at this discounted value of $228,200 to reflect imputed interest. The purchase price was allocated to the assets acquired and liabilities assumed as follows:

           Accounts receivable .......................    $ 53,700
           Inventory .................................      62,900
           Property and equipment ....................     275,300
           Patents ...................................      86,700
           Goodwill ..................................      15,000
           Assumed liabilities .......................    (122,000)
                                                          --------
                 Total ...............................   $ 371,600
                                                         =========

    In September 1995, the Company acquired certain assets and assumed certain liabilities of a snowboard manufacturer, for consideration of approximately $168,000 in cash, including acquisition costs. The purchase price was allocated to the assets acquired and liabilities assumed as follows:

           Inventory ................................. $   61,700
           Property and equipment ....................     92,400
           Trademark .................................    150,000
           Goodwill ..................................     43,900
           Assumed liabilities .......................   (180,000)
                                                         --------
                 Total ...............................  $ 168,000
                                                        =========

    In addition, the previous owners will receive certain royalties on future sales of the corporation's products, as defined.

    In July 1996, pursuant to an asset purchase agreement with a corporation, the Company acquired certain assets for consideration of $476,500 in cash, including acquisition costs. The purchase price was allocated to the assets acquired as follows:

           Inventory ................................ $   77,336
           Property and equipment ...................    222,664
           Trademark ................................    100,000
           Goodwill .................................     76,500
                                                          ------
                 Total ..............................  $ 476,500
                                                       =========

    In July 1996, the Company purchased from a bank certain assets and assumed certain liabilities of a bankrupt snowboard manufacturer for consideration of approximately $131,000 in cash, including acquisition costs. The purchase price was allocated to assets acquired and liabilities assumed as follows:

           Inventory ................................  $  41,800
           Property and equipment ...................    131,350
           Trademarks ...............................    307,692
           Assumed liabilities ......................   (350,000)
                                                        --------
                 Total ..............................  $ 130,842
                                                       =========

     In February 1997, pursuant to an asset purchase agreement, the Company acquired certain assets of a wakeboard manufacturer for consideration of $100,000 in cash.


                                      F-12





                          EARTH AND OCEAN SPORTS, INC.
                   NOTES TO FINANCIAL STATEMENTS - (CONTINUED)

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)



(4) ACCRUED EXPENSES

    Accrued expenses consist of the following:

                                                      OCTOBER 31,
                                                 -------------------    JANUARY 31,
                                                   1995        1996        1997
                                                   ----        ----        ----
Assumed liabilities from acquisitions .........  $ 180,000   $ 353,440   $   45,916
Deferred tax liability ........................    128,000       --          --
Accrued payroll ...............................      --         59,949       63,989
Other .........................................     62,800      97,553       66,576
                                                    ------      ------       ------
                                                 $ 370,800    $510,937    $ 176,481
                                                 =========    ========    =========

(5) REVOLVING LINE OF CREDIT

    In April 1995, the Company entered into a secured revolving line-of-credit agreement with a bank, that expires on March 31, 1997, pursuant to which the Company may borrow a maximum of $4,000,000 based on a borrowing formula related to inventory and accounts receivable levels, as defined. Subsequent to year-end, the borrowing maximum was increased from $4,000,000 to $4,400,000. The line of credit bears interest at the bank's base rate (8.25% at January 31, 1997) plus 1%. At October 31, 1995 and 1996 and January 31, 1997, borrowings under the revolving line of credit were $2,365,500, $3,964,697 and $3,739,992, respectively. The bank has a first priority perfected interest in all assets of the Company. The revolving line-of-credit agreement contains certain restrictive covenants, including, but not limited to, maintenance of certain levels of working capital and debt ratios. At October 31, 1996, the Company was in default with certain of these ratios. The covenants in default have been waived by the bank through March 31, 1997, at which time the revolving loan is scheduled for renewal. Amounts outstanding under this line of credit agreement were repaid from the proceeds of the Credit Facility on March 26, 1997 as discussed in Note 6 below.

(6) CREDIT FACILITY

    The Company entered into new credit facilities with Jackson National Life Insurance Company on March 26, 1997 consisting of a $7,000,000 revolving credit facility, a $3,450,000 term loan and a $30,000,000 discretionary acquisition facility (together, the "Credit Facilities"). The Credit Facilities are secured by first priority liens on all of the assets of the Company and its subsidiaries, if any. In addition, two of the Company's stockholders have pledged their common stock of the Company as additional security for the loans.

    The revolving credit facility provides for borrowings of up to a maximum of $7,000,000 based upon 85% of eligible receivables and 50% of inventory, as defined. The interest rate on the revolving credit facility is a floating rate equal to 30-day LIBOR plus 3%, as well as a 0.5% per annum charge on the unused portion of the line. Borrowings under the revolving credit facility may be used for general corporate purposes, including working capital requirements. The Company may prepay borrowings under the revolving credit facility, subject to certain conditions, and may reborrow, up to the maximum limit then in effect, any amounts that are repaid or prepaid. The revolving credit facility terminates on March 31, 2005 or earlier upon a change of control of the Company, as defined, at which time all borrowings become due and payable.

    The term loan is a $3,450,000 eight year loan due March 31, 2005, or earlier upon a change of control of the Company, as defined. The interest rate on the term loan is a floating rate equal to 30-day LIBOR plus 3.25%. Annual prepayments are required equal to 50% of free cash flow and 100% of net cash proceeds, as defined, of certain financing transactions, sales of property and other events. Such prepayments will be applied first to the term loans and then to the revolving credit facility.


                                      F-13







                          EARTH AND OCEAN SPORTS, INC.
                   NOTES TO FINANCIAL STATEMENTS - (CONTINUED)

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)


(6) CREDIT FACILITY -- (CONTINUED)

    The acquisition facility provides for up to $30,000,000 to be advanced to the Company to finance future acquisitions. Advances are subject to credit approval by the lender. Therefore, no assurance can be given that any such advances will be available to the Company. The acquisition facility terminates on March 31, 2005, or if earlier upon a change of control of the Company, as defined.

    The Credit Facilities also provide for certain fees to be paid to the lender. In addition, the lender was issued a warrant to purchase up to 187,175 shares of the Company's common stock at a price to be fixed at 90% of the initial public offering price of the Company's proposed initial public offering. Upon the consummation of the proposed initial public offering, the senior lender will be issued warrants to purchase an additional 50,000 shares of the Company's common stock at 90% of the initial public offering price. The Company has estimated the value of the Warrants to be $887,000 using the Black-Scholes option pricing model. The Company will amortize the value of the warrants over the eight-year term of the credit facilities.

    The Credit Facilities contain restrictions upon the Company's ability to incur indebtedness, grant liens, make capital expenditures, enter into acquisitions, mergers or consolidations, dispose of assets, make dividend payments, make other restricted payments or investments. In addition, the Credit Facilities require the Company to meet certain financial covenants, including maintenance of minimum cash flow levels and of fixed charge coverage, interest expense coverage and total indebtedness to cash flow ratios.

(7) LONG-TERM DEBT OBLIGATIONS

    Long-term debt obligations consist of the following:


                                                      OCTOBER 31,
                                                 --------------------    JANUARY 31,
                                                   1995        1996        1997
                                                   ----        ----        ----
Capital lease obligations .....................  $  39,700   $ 517,196   $  468,643

Term note payable to bank, due in monthly
  payments of $19,444 through June 1998,
  interest at the bank's base rate plus 1.25%
  (8.25% at October 31, 1996 and January 31,
  1997) .......................................    622,200     408,340      330,564

Deferred payments to subcontractor, net of
  debt discount of $11,900 and $3,500 in 1995
  and 1996, respectively, payable at $6,111
  per month through March 31, 1997 ............     92,000      73,334       73,334
                                                    ------      ------       ------
                                                   753,900     998,870      872,541
Less -- Current portion .......................    319,700     460,034      527,446
                                                   -------     -------      -------
                                                 $ 434,200   $ 538,836     $345,095
                                                 =========   =========     ========

    The term note payable to bank was repaid from the proceeds of the Credit Facility on March 26, 1997 as discussed in Note 6.

    The Company leases manufacturing and other equipment under several lease agreements that require monthly payments totaling approximately $16,000, including interest at rates ranging from 9.0% to 16.7%, and expire at various dates through October 2000.


                                      F-14




                          EARTH AND OCEAN SPORTS, INC.
                   NOTES TO FINANCIAL STATEMENTS - (CONTINUED)

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)


(7) LONG-TERM DEBT OBLIGATIONS -- (CONTINUED)

     Future minimum lease payments under capital lease obligations at October 31, 1996 were as follows:


      FISCAL YEAR                                                            AMOUNT
      -----------                                                            ------
     1997 ................................................................  $ 182,632
     1998 ................................................................    161,350
     1999 ................................................................    155,077
     2000 ................................................................    100,121
                                                                              -------
       Total minimum lease payments ......................................    599,180
     Less -- Amount representing interest ................................     81,984
                                                                               ------
       Obligations under capital leases ..................................    517,196
     Less -- Current portion of capital lease obligations ................    149,461
                                                                              -------
                                                                            $ 367,735
                                                                            =========

(8) SUBORDINATED NOTE PAYABLE TO PRINCIPAL STOCKHOLDER

    The Company has a subordinated note payable to its principal stockholder, which bears interest at 10%. The note is due upon demand but no sooner than the date of full payment of amounts outstanding from the bank (see Note 5). The balances outstanding under this note were $1,775,000, $2,7000,000 and $3,800,000 at October 31, 1995 and 1996 and January 31, 1997, respectively. On March 17, 1997, the principal stockholder converted $1,750,000 of indebtedness under this note into 218,750 shares of common stock.

(9) COMMITMENTS AND CONTINGENCIES

(a) Facility Leases

    The Company rents its corporate headquarters office and warehouse space in Massachusetts as a tenant at will and leases its California, Washington and Florida manufacturing facilities under operating lease arrangements. The leases expire at various dates, through July, 1999 with certain renewal options. Rent expense for the years ended October 31, 1994, 1995 and 1996 amounted to approximately $270,000, $270,000 and $362,000, respectively.

    Future minimum lease payments under these leases are as follows:


      FISCAL YEAR                                     TOTAL
      -----------                                     -----
     1997 ......................................    $ 251,000
     1998 ......................................      133,000
     1999 ......................................       62,000
                                                       ------
       Total ...................................    $ 446,000
                                                    =========

(b) Consulting Agreement with Related Party

    The Company has an agreement with CRM to provide services to the Company for payments of $15,000 monthly plus 1% of annual revenues over $12,000,000. This agreement continues until terminated by mutual consent. The general partner of the limited partnership that owns the majority of the common stock of the Company and that made the subordinated loan to the Company described in Note 8 is also the


                                      F-15



                          EARTH AND OCEAN SPORTS, INC.
                   NOTES TO FINANCIAL STATEMENTS - (CONTINUED)

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)


(9) COMMITMENTS AND CONTINGENCIES -- (Continued)

  (b) Consulting Agreement with Related Party -- (Continued)

    Chairman of the consulting firm. Management fees amounted to $180,000 for each of the years ended October 31, 1994, 1995 and 1996 and are included in general and administrative expenses in the accompanying statements of operations. Upon the consummation of the Company's proposed initial public offering, the management agreement with CRM will be amended to provide for a fixed annual fee of $300,000. CRM will receive 109,500 shares of common stock as consideration for this amendment. Upon consummation of the proposed initial public offering, the Company will record a noncash charge of $1,095,000 representing the fair market value of the securities to be issued to CRM.

  (c) Litigation

    In the ordinary course of business, the Company is party to various types of litigation. The Company believes it has meritorious defenses to all claims, and, in its opinion, all litigation currently pending or threatened will not have a material effect on the Company's financial position or results of operations.

  (10) INCOME TAXES

    The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Under the provisions of SFAS No. 109, deferred tax assets or liabilities are computed based on the differences between the financial statement and income tax bases of assets and liabilities using currently enacted tax rates. Deferred income tax expenses or credits are based on changes in the assets or liabilities from period to period.

    Through October 31, 1996, the Company had generated net operating loss carryforwards for federal and state income tax purposes of approximately $1,031,000, which expire through 2011. Net operating loss carryforwards are subject to review and possible adjustment by the Internal Revenue Service and may be limited in the event of certain cumulative changes in ownership interests of significant stockholders over a three-year period in excess of 50%, as defined. In the event of a public offering, the Company may experience a change in ownership in excess of 50%. The Company does not believe that these changes in ownership will significantly impact the Company's ability to utilize its net operating loss carryforwards.

At October 31, 1995 and 1996, the Company had no current tax liability. The Company's deferred tax assets and liabilities consist of the following :


                                                                         OCTOBER 31,
                                                                   -----------------------
                                                                      1995        1996
                                                                      ----        ----
     Net operating loss carryforwards .....................         $ 116,800  $  413,000
     Allowance for doubtful accounts ......................             9,000      47,000
     Other temporary differences ..........................             4,800      36,000
     Depreciation .........................................           (96,800)   (307,000)
     Amortization and depreciation ........................           (25,300)    (34,000)
     Employment and promotion agreement ...................            (5,900)     --
                                                                    ---------    --------
                                                                        2,600     155,000
     Less -- Valuation allowance ..........................               --     (155,000)
                                                                    ---------    --------
                                                                    $   2,600  $   --
                                                                    =========  ==========

                                      F-16




                          EARTH AND OCEAN SPORTS, INC.
                   NOTES TO FINANCIAL STATEMENTS - (CONTINUED)

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)


(10) INCOME TAXES -- (Continued)

    Under SFAS No. 109, the Company cannot recognize a deferred tax asset unless it concludes that it is "more likely than not" that the deferred tax asset would be realized. Due to the net loss in the fiscal year ended October 31, 1996, the Company has recorded a full valuation allowance against its otherwise recognizable deferred tax asset.

    Current income tax expense (benefit), amounting to $(19,900) and $16,000 for the years ended October 31, 1994 and 1995, respectively, included in the accompanying statements of operations, represents state income tax expense (benefit). The Company had no current federal income tax expense in 1994 and 1995 due to utilization of net operating loss carryforwards. The principal permanent adjustments to book taxable income relate to the nondeductibility of meals and entertainment expenses and goodwill amortization.

(11) STOCKHOLDERS' EQUITY (DEFICIT)

(a) Increase in Authorized Shares and Stock Split

    The accompanying financial statements have been retroactively restated for an increase in authorized capital stock to 500,000 shares of $.01 par value preferred stock and 15,000,000 shares of $.01 par value common stock and to reflect a 1.684575-for-1 split of the common stock. These changes will be effective upon the consummation of the Company's proposed initial public offering of common stock.

(b) Recapitalization

    In February 1997, the Company amended its Articles of Incorporation increasing the number of authorized shares of the Company's common stock to 1,500,000 shares and declared a 750-for-1 stock split, to be effective prior to the closing of the Company's proposed initial public offering of common stock contemplated herein. Accordingly, all share and per share amounts of common stock have been retroactively restated for all periods presented to reflect the stock split.

(c) Management Incentive and Stock Option Plans

    The Company had a Management Incentive Plan (the Incentive Plan) that provided for the distribution to certain key employees of 25% of net income. The Incentive Plan was to terminate when, and if, an initial public offering occurs. The Company charged a total of $37,800 and $55,000 to expense under the Incentive Plan for the years ended October 31, 1994 and 1995, respectively.

    The Company terminated the Incentive Plan in 1996 and issued 229,776 shares of common stock for $.01 per share and granted options to purchase 191,368 shares of common stock for $.01 per share to the key employees who participated in the Incentive Plan. The employees purchased the shares and the options were granted at the fair market value on October 31, 1996 as determined by an independent appraisal. These options vest ratably over a period of up to five years, depending upon the employee's length of service with the Company. In March 1997, the Company granted 16,846 options to a senior executive at an exercise price of $8.00 per share, which is 80% of the assumed initial public offering price.

(d) Option Plans

    In February 1997, the Company's 1997 Equity Incentive Plan (the "1997 Plan") was adopted by the Board of Directors and approved by the Company's stockholders. The 1997 Plan provides for the issuance of a maximum of 450,000 shares of Common Stock pursuant to the grant to employees of "incentive stock options" within the meaning of the Internal Revenue Code and the grant of non-qualified stock options, stock awards or opportunities to make direct purchases of stock in the Company to employees, consultants, directors and officers of the Company.


                                      F-17




                          EARTH AND OCEAN SPORTS, INC.
                   NOTES TO FINANCIAL STATEMENTS - (CONTINUED)

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)


(11) STOCKHOLDERS' EQUITY (DEFICIT) -- (Continued)

(d) Option Plans -- (Continued)

    The 1997 Plan is administered by the Compensation Committee of the Board of Directors. Subject to the provisions of the 1997 Plan, the Compensation Committee has the authority to select the optionees and determine the terms of the options granted, including: (i) the number of shares subject to each option,
(ii) when the option becomes exercisable, (iii) the exercise price of the option (which in the case of an incentive stock option cannot be less than the market price of the Common Stock as of the date of grant), (iv) the duration of the option and (v) the time, manner and form of payment upon exercise of an option.

    No options have been granted to date under the 1997 Plan.

    In January 1997, the 1997 Stock Option Plan for Nonemployee Directors (the Directors Plan) was adopted by the Company's Board of Directors and will become effective upon the closing of the Company's proposed initial public offering. Under the terms of the Directors Plan, an aggregate of 150,000 options may be granted and individuals who become members of the board prior to January 1, 1998 shall automatically receive 15,000 options. In addition, each non-employee director will receive annually options to purchase 3,000 shares on the date of each annual meeting of the Company's stockholders held after the closing of initial public offering. The options will vest ratably over five years on each yearly anniversary of the date such options were granted and expire ten years from the date of grant.

(12) TRADEMARK LICENSE

    In August 1996, the Company entered into a License Agreement under which the licensee has the right to sell merchandise bearing certain of the Company's trademark names. The Company received and recorded as revenue in fiscal 1996 the initial license fee of $250,000. The Company is entitled to additional license fees of $300,000 for the period January 1, 1998 to December 31, 1998 and $350,000 for the period January 1, 1999 to December 31, 1999. The Company is also entitled to a royalty on sales of merchandise bearing the licensed trademark names in excess of certain minimum amounts. The license agreement expires on December 31, 1999, unless extended by both parties.

(13) 401(K) PLAN

     In January 1995, the Company established the Earth and Ocean Sports, Inc. Employee Pension Plan (the Plan), which is a deferred contribution plan under
Section 401(k) of the Internal Revenue Code. The Plan allows all full-time employees over 21 years of age who have completed one year of service with the Company to make pretax deferred contributions to the Plan of up to 15% of annual compensation or the maximum annual limitations, as defined. Contributions by the Company to the Plan are discretionary and determined by the Board of Directors. There were no discretionary contributions to the Plan for the years ended October 31, 1995 and 1996.

(14) NEW ACCOUNTING STANDARD

    In March 1997, the Financial Accounting Standards Board issued SFAS No. 128, Earnings Per Share. SFAS No. 128, establishes standards for computing and presenting earnings per share and applies to entities with publicly held common stock or potential common stock. This statement is effective for fiscal years ending after December 15, 1997 and early adoption is not permitted. When adopted, the statement will require restatement of prior years' earnings per share. The Company will adopt this statement for its fiscal year ended October 31, 1998 and does not believe that the effect of the adoption of this standard would be materially different from the amounts presented in the accompanying statements of operations.


                                      F-18


INSIDE BACK COVER:
------------------

[Four action photographs of the Company's snowboards in use; plus Spiral and Flite product logo's]






================================================================================

     NO DEALER, SALES REPRESENTATIVE OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED
UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THE PROSPECTUS.

                              --------------------

                                TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----
Prospectus Summary                                                             3
Risk Factors                                                                   6
Use of Proceeds                                                               11
Dividend Policy                                                               11
Capitalization                                                                12
Dilution                                                                      13
Selected Financial Data                                                       14
Management's Discussion and
  Analysis of Financial Condition
  and Results of Operations                                                   16
Business                                                                      24
Management                                                                    35
Certain Transactions                                                          40
Principal Stockholders                                                        41
Description of Capital Stock                                                  42
Shares Eligible for Future Sale                                               45
Underwriting                                                                  47
Legal Matters                                                                 49
Experts                                                                       49
Change in Independent Public Accountants                                      49
Additional Information                                                        49
Index to Financial Statements                                                F-1

                             ----------------------

    UNTIL _____ , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

================================================================================



================================================================================




                                1,375,000 SHARES


                                     [LOGO]



                                 EARTH AND OCEAN
                                  SPORTS, INC.

                                  COMMON STOCK



                                   ----------
                                   PROSPECTUS
                                   ----------



                           H.C. WAINWRIGHT & CO., INC.

                                 CRUTTENDEN ROTH
                                  INCORPORATED



                                               , 1997

================================================================================




                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Estimated expenses (other than underwriting discount) payable in connection with the sale of the Common Stock offered hereby are as follows:


SEC registration fee ..............................................  $   5,731
NASD filing fee ...................................................      2,391
Nasdaq National Market listing fee ................................     27,900
Representatives' non-accountable expense allowance ................    137,500
Printing and engraving expenses ...................................     75,000
Legal fees and expenses ...........................................    200,000
Accounting fees and expenses ......................................    100,000
Blue Sky fees and expenses (including legal fees) .................     10,000
Transfer agent and registrar fees and expenses ....................     10,000
Miscellaneous .....................................................     66,478
                                                                        ------
  Total ...........................................................   $635,000
                                                                      ========


    The Company will bear all expenses shown above.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Massachusetts Business Corporation Law provides for indemnification of the Company's directors and officers for liabilities and expenses that they may incur in such capacities, except with respect to any matter that the indemnified person shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his or her action was in the best interest of the Company. Reference is made to the Company's amended and restated
corporate   charter  and  by-laws   filed  as  Exhibits   3.2  and  3.4  hereto,
respectively.

    The Underwriting Agreement provides that the Underwriters are obligated, under certain circumstances, to indemnify directors, officers and controlling persons of the Company against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). Reference is made to the form of Underwriting Agreement filed as Exhibit 1.1 hereto.

    The Company expects to obtain a directors and officers liability insurance for the benefit of its directors and officers.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

    The Company has not issued any unregistered securities except upon its incorporation and except as follows. The Company issued unregistered securities to an aggregate of 19 employees in connection with a reorganization of management's equity interest in the Company pursuant to a Management Equity Reorganization Plan, dated as of October 31, 1996. Pursuant to the Management Equity Reorganization Plan, the Company's "phantom stock" plan was terminated and the participating employees were issued an aggregate of 136,400 shares of Common Stock at a nominal purchase price and options to purchase an aggregate of 113,600 shares of Common Stock in consideration thereof. The Company's chief financial officer, who joined the Company in March 1997, was granted an option to purchase 16,846 shares of Common Stock at an exercise price per share of $8.00. In addition, the Company's senior lender has been or will be issued warrants to purchase an aggregate of 237,175 shares of Common Stock at an exercise price to be equal to 90% of the initial public offering price. No underwriters were involved in the foregoing sales of securities. Such sales were made in reliance upon an exemption from the registration provisions of the Securities Act set forth in Section 4(2) thereof relative to sales by an issuer not involving any public offering or the rules and regulations thereunder, or, in the case of options to purchase Common Stock, Rule 701 under the Securities Act. All of the foregoing securities are deemed restricted securities for purposes of the Securities Act.


                                      II-1






ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(A) EXHIBITS:


 EXHIBIT NO.
 -----------
  1.1              -- Form of Underwriting Agreement.
  1.2*             -- Form of Warrant Agreement between the Registrant and the Representatives.
  3.1              -- Current form of Articles of Organization of the Company, as amended.
  3.2              -- Form of Amended and Restated Articles of Organization of the Company, to be effective upon completion of the Offering.
  3.3              -- Current form of By-laws of the Company.
  3.4              -- Form of Amended and Restated By-laws of the Company, to be effective upon completion of the Offering.
  4.1*             -- Specimen certificate representing the Common Stock.
  5.1*             -- Opinion of Testa, Hurwitz & Thibeault, LLP.
 10.1              -- Management Equity Reorganization Plan.
 10.2              -- 1997 Equity Incentive Plan.
 10.3              -- 1997 Non-Employee Director Stock Option Plan.
 10.4*             -- Registration Rights Agreement among the Company, SSPR, L.P. CR Management Associates,
                      L.P. ("CRM"), Jon A. Glydon and Jackson National Life ("JNL").
 10.5              -- Consulting Agreement between the Company and CRM dated July 13, 1993, as amended.
 10.6              -- Lease between the Company and Oceanside Associates dated March 30, 1992 as amended.
 10.7              -- Lease between the Company and Allied Venture Number 1 dated December 13, 1995.
 10.8              -- Lease between the Company and Joe P. Ruthven Investments dated July 9, 1996.
 10.9*             -- Loan Agreement among the Registrant, SSPR, L.P. and Jackson National Life dated March 26, 1997.
 11.1              -- Calculation of earnings per share.
 16.1*             -- Letter re Change in Certifying Accountant.
 23.1              -- Consent of Arthur Andersen LLP.
 23.2              -- Consent of Richard A. Eisner & Company, LLP.
 23.3              -- Consent of Testa, Hurwitz & Thibeault, LLP (included in Exhibit 5.1).
 24.1              -- Power of Attorney (see page II-4).
 27.1              -- Financial Data Schedule.


-----------
* To be filed by amendment.

(B) FINANCIAL STATEMENT SCHEDULES:

    Schedule II  Valuation and Qualifying Accounts

     All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.


                                      II-2




ITEM 17. UNDERTAKINGS.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes (1) to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser; (2) that for purposes of determining any liability under the Securities Act , the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (3) that for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


                                      II-3





                                   SIGNATURES

    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN HYANNIS, MASSACHUSETTS ON MARCH 26, 1997.

                                    EARTH AND OCEAN SPORTS, INC.

                                    By: /s/ JON A. GLYDON
                                       ---------------------------------
                                        JON A. GLYDON
                                        PRESIDENT AND CHIEF EXECUTIVE OFFICER


                        POWER OF ATTORNEY AND SIGNATURES

    We, the undersigned officers and directors of Earth and Ocean Sports, Inc., hereby severally constitute and appoint Jon A. Glydon, Brooks R. Herrick and Edwin L. Miller Jr., and each of them singly, our true and lawful attorneys, with full power to them and each of them singly, to sign for us in our names in the capacities indicated below, any registration statement related to the Offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933 (a "462(b) Registration Statement"), any and all amendments and exhibits to this registration statement or any 462(b) Registration Statement, and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby or thereby, and generally to do all things in our names and on our behalf in such capacities to enable Earth and Ocean Sports, Inc. to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission.

     PURSUANT  TO  THE   REQUIREMENTS  OF  THE  SECURITIES  ACT  OF  1933,  THIS
REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


                SIGNATURE                                 TITLE(S)                         DATE
                ---------                                 --------                         ----
         /s/ JON A. GLYDON                  PRESIDENT, CHIEF EXECUTIVE OFFICER AND    MARCH 26, 1997
   ----------------------------------        DIRECTOR (PRINCIPAL EXECUTIVE  OFFICER)
             JON A. GLYDON


       /s/  BROOKS R. HERRICK               SENIOR VICE PRESIDENT, CHIEF FINANCIAL    MARCH 26, 1997
   ----------------------------------        OFFICER AND TREASURER (PRINCIPAL
            BROOKS R. HERRICK                FINANCIAL AND ACCOUNTING OFFICER)


      /s/ GUSTAV A. CHRISTENSEN             DIRECTOR                                  MARCH 26, 1997
   ----------------------------------
          GUSTAV A. CHRISTENSEN

        /s/ THOMAS H. CONWAY                DIRECTOR                                  MARCH 26, 1997
   ----------------------------------
            THOMAS H. CONWAY

      /s/ DR. JAMES L. MCKENNEY             DIRECTOR                                  MARCH 26, 1997
   ----------------------------------
          DR. JAMES L. MCKENNEY

         /s/ STEVEN J. ROTH                 DIRECTOR                                  MARCH 26, 1997
   ----------------------------------
             STEVEN J. ROTH



                                      II-4




              REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS ON SCHEDULE

To Earth and Ocean Sports, Inc.:

    We have audited, in accordance with generally accepted auditing standards, the financial statements of Earth and Ocean Sports, Inc. included in this registration statement and have issued our report thereon dated February 13, 1997 (except with respect to Note (6), as to which the date is March 27, 1997). Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in Item 16(b) above is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states, in all material respects, the financial data required to be set forth therein, in relation to the basic financial statements taken as a whole.


                                              ARTHUR ANDERSEN LLP



Boston, Massachusetts
February 13, 1997



                                      S-1






              REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS ON SCHEDULE

To Earth and Ocean Sports, Inc.:

     We have audited, in accordance with generally accepted auditing standards, the financial statements of Earth and Ocean Sports, Inc. included in this registration statement and have issued our report thereon dated December 29, 1995. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in Item 16(b) above is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states, in all material respects, the financial data required to be set forth therein, in relation to the basic financial statements taken as a whole.


                                         /s/ RICHARD A. EISNER & COMPANY, LLP



Cambridge, Massachusetts
December 29, 1995




                                      S-2





                          EARTH AND OCEAN SPORTS, INC.

                        VALUATION AND QUALIFYING ACCOUNTS


                                              BALANCE,                                   BALANCE,
                                            BEGINNING OF                                 END OF
                                               PERIOD      INCREASES(1)    DEDUCTIONS    PERIOD
                                               ------      ---------       ----------    ------
ACCOUNTS RECEIVABLE RESERVE:
   October 31, 1995 .......................   $ 36,900        $240,501      $(239,801)  $  37,600
                                              ========        ========      =========   =========
   October 31, 1996 .......................   $ 37,600        $245,857      $(131,557)  $ 151,900
                                              ========        ========      =========   =========
   January 31, 1997 .......................   $151,900        $ 27,638      $ (18,038)  $ 161,500
                                              ========        ========      =========   =========

(1) Includes allowances for doubtful accounts and sales returns.



                                      S-3